Exhibit 3.3

FORM OF

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

COLONY RESORTS LVH ACQUISITIONS, LLC,

A NEVADA LIMITED LIABILITY COMPANY

                         , 2004

TABLE OF CONTENTS

ARTICLE I.	GENERAL PROVISIONS	1

1.1.	Confirmation of Limited Liability Company	1
1.2.	Name	1
1.3.	Principal and Registered Office	1
1.4.	Term	2
1.5.	Purpose and Business of the Company	2
1.6.	Partnership Classification	2
1.7.	Certificates	2

ARTICLE II.	DEFINITIONS	2

ARTICLE III.	CAPITAL CONTRIBUTIONS, MEMBERSHIP PERCENTAGES AND LOANS	11

3.1.	Contributions Generally	11
3.2.	Admission of New Members	11
3.3.	Additional Contributions	12
3.4.	Procedures for Admitting Additional Members	12
3.5.	Loans by Members	12

ARTICLE IV.	CAPITAL ACCOUNTS, DISTRIBUTIONS AND ALLOCATIONS	12

4.1.	Capital Accounts	12
4.2.	Allocations of Net Profit and Net Loss	14
4.3.	Distributions Generally	16
4.4.	Distributions in Kind	16

ARTICLE V.	CONVERSION RIGHTS	16

5.1.	Optional Conversion	16

ARTICLE VI.	MEMBERS	17

6.1.	Limited Liability	17
6.2.	Admission of Additional Members	17
6.3.	Confidentiality	17
6.4.	Voting Rights	18

ARTICLE VII.	MANAGEMENT AND CONTROL OF THE COMPANY	18

7.1.	Management by the Board	18
7.2.	Obligations of Members with Respect to Whitehall	19
7.3.	Officers	21

(i)

7.4.	Conversion to Corporate Form; Public Offering	21
7.5.	Members To Have No Managerial Authority	22
7.6.	Approvals	22
7.7.	Liability and Indemnification of the Board	22

ARTICLE VIII.	BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS	25

8.1.	Keeping of Books	25
8.2.	Books and Records	25
8.3.	Inspection of Records	26
8.4.	Tax Returns and Elections	26
8.5.	Tax Matters Member	26
8.6.	Withholding and Tax Advances	26
8.7.	Bank and Brokerage Accounts	27

ARTICLE IX.	TRANSFERS OF MEMBERSHIP UNITS; WITHDRAWALS; CERTAIN RIGHTS	27

9.1.	Restrictions on Transfers of Membership Units	27
9.2.	Legends; Securities Subject to this Agreement	29
9.3.	Right of First Offer	29
9.4.	Tag-Along Provisions	33
9.5.	Company Sale	34
9.6.	Proportional Holding Requirement	35
9.7.	Allocations between Transferor and Transferee	36

ARTICLE X.	REGISTRATION RIGHTS	36

10.1.	Incidental Registration	36
10.2.	Priority in Incidental Registrations	37

ARTICLE XI.	DISSOLUTION	37

11.1.	Dissolution	37
11.2.	Distributions Upon Liquidation	37
11.3.	Return of Contribution Nonrecourse to Other Members	38

ARTICLE XII.	REPRESENTATIONS AND WARRANTIES	38

12.1.	Representations and Warranties of the Members	38

ARTICLE XIII.	SINGLE PURPOSE ENTITY	39

13.1.	Covenants of Members with Respect to Single Purpose Entity	39

ARTICLE XIV.	COMPLIANCE WITH GAMING LAWS	42

(ii)

14.1.	Qualifications	42

ARTICLE XV.	MISCELLANEOUS PROVISIONS	42

15.1.	Legend	42
15.2.	Appointment of an Attorney-in-Fact	43
15.3.	Counterparts	44
15.4.	Successors and Assigns	44
15.5.	No Third Party Beneficiaries	44
15.6.	Severability	44
15.7.	Entire Agreement; No Third-Party Beneficiaries	44
15.8.	Governing Law	45
15.9.	Attorneys’ Fees	45
15.10.	Cross-References	45
15.11.	Interpretation	45
15.12.	Covenant to Sign Documents	45
15.13.	Cumulative Remedies	45
15.14.	No Waiver	45
15.15.	No Partnership Intended for Non-Tax Purposes	45
15.16.	Accounting Principles	46
15.17.	Representation by Counsel	46
15.18.	Voting	46

Schedule A	MEMBERSHIP UNITS, CAPITAL CONTRIBUTION AND INITIAL CAPITAL ACCOUNT FOR THE CLASS A MEMBERS AND CLASS B MEMBERS

Schedule B	LIST OF EMPLOYEE UNIT HOLDERS

(iii)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

COLONY RESORTS LVH ACQUISITIONS, LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Colony Resorts LVH Acquisitions, LLC, a Nevada limited liability company (the “Company”), is entered into as of                                  , 2004, by and among Colony Resorts LVH Holdings, LLC, a Delaware limited liability company (“Holdings”), Colony Resorts LVH Co-Investment Partners, L.P., a Delaware limited partnership (“Co-Investment Partners”), Colony Resorts LVH Voteco, LLC, a Delaware limited liability company (“Voteco”), Colony Resorts LVH Coinvestment Voteco, LLC, a Delaware limited liability company (“Coinvestment Voteco”), Nicholas L. Ribis (“Ribis”) and the Employee Unit Holders (as defined below). Capitalized terms used in this Agreement are defined in Article II.

BACKGROUND

WHEREAS, on December 18, 2003, an Articles of Organization for the Company was filed with the Secretary of State of the State of Nevada;

WHEREAS on December 22, 2003 a limited liability company agreement of the Company was executed by Holdings (the “Original Agreement”); and

WHEREAS, the Members desire to amend and restate the Original Agreement and to adopt this Agreement for the Company pursuant to the Act.

NOW, THEREFORE, the Members agree as follows:

ARTICLE I.

GENERAL PROVISIONS

1.1. Confirmation of Limited Liability Company. Pursuant to the Act, the Members have formed a limited liability company under the laws of the State of Nevada by filing the Articles with the Secretary of State of the State of Nevada and by entering into this Agreement.

1.2. Name. The name of the Company will be “Colony Resorts LVH Acquisitions, LLC” or such other name as the Board may from time to time determine. Prompt Notice of any change in the name of the Company will be given to all Members.

1.3. Principal and Registered Office. The Company’s principal and registered office will be located at 3000 Paradise Road, Las Vegas, Nevada 89109, or such other place as the Board may determine from time to time. Service of process may be made with respect to the Company at its principal office. Prompt Notice of any change in the location of the principal or registered office will be given to all Members.

1.4. Term. The term of the Company began on the date the Articles were filed with the Secretary of State of the State of Nevada, and will continue indefinitely, unless terminated earlier as provided in this Agreement or as required by law.

1.5. Purpose and Business of the Company. The Company was formed solely for the purpose of engaging in, and has not engaged and will not engage in, any business other than the ownership, management, financing and operation of the Property. Pursuant to this purpose, the Company shall engage in any business activities permitted under the Act and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of such purpose, including without limitation operating, managing, and conducting gaming in a gaming casino on the Property in accordance with Nevada law.

1.6. Partnership Classification. It is the intention of the parties hereto that the Company be treated as a partnership for federal, state and local income tax purposes. The Company shall not elect to be treated as a corporation under § 301.7701-3(c) of the Code (or any corresponding applicable provisions of state or local law) unless such election is approved by the Board.

1.7. Certificates. Membership Units in the Company may be evidenced by certificates in a form approved by the Board. Any such certificates evidencing the Membership Units acquired by the Members pursuant to the Purchase Agreements will bear the legends set forth in Section 15.1 reflecting the restrictions on the transfer of such securities contained in this Agreement.

ARTICLE II.

DEFINITIONS

The following terms used in this Agreement will have the meanings set forth below:

“Act” means Chapter 86 of the Nevada Revised Statutes, as it may be amended from time to time.

“Affiliate” means (i) any Person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Company (including, without limitation, each of the Members and their Related Parties), (ii) any spouse or non-adult child (including by adoption) of such Person, (iii) any relative other than a spouse or non-adult child (including by adoption) who has the same principal residence of any natural person described in clause (i) above, (iv) any trust in which any such Persons described in clause (i), (ii) or (iii) above has a beneficial interest and (v) any corporation, partnership, limited liability company or other organization of which any such Persons described in clause (i), (ii) or (iii) above collectively own more than fifty percent (50%) of the equity of such entity. For purposes of this definition, beneficial ownership of more than ten percent (10%) of the voting common equity of a Person shall be deemed to be control of such Person.

“Agreement” has the meaning set forth in the Preamble.

“Approved Purchaser” means a proposed purchaser of Membership Units, that, in connection with its proposed purchase of Membership Units, (i) has obtained all licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals required to be obtained from, and has made all filings, notices or declarations required to be made with, all Gaming Authorities under all applicable Gaming Laws or (ii) is not required to obtain any such licenses, permits, registrations, authorizations, consents, waivers, orders, findings of suitability or other approvals.

“Archon” means Archon Financial, L.P.

“Articles” means the Company’s Articles of Organization filed with the Secretary of State of the State of Nevada on December 18, 2003, as it may be amended from time to time.

“Attorney-in-Fact” has the meaning set forth in Section 15.2.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as amended.

“Barrack” means Thomas J. Barrack, Jr., an individual.

“Board” means the managing board of the Company and shall be composed of the Board Members.

“Board Members” has the meaning set forth in Section 7.1(a).

“Book Value” means, except as set forth below, the adjusted basis of any Company property for federal income tax purposes.

(i) Initial Book Value. The initial Book Value of any property contributed by a Member to the Company shall be the gross fair market value of such property at the time of such contribution.

(ii) Adjustments. The Book Value of all of the Company’s property shall be adjusted by the Company to equal their respective gross fair market values, as determined by the Board, as of the following times: (a) immediately before the admission of a new Member to the Company or the acquisition by an existing Member of an additional interest in the Company, in either case by the issuance of additional Membership Units to such Member by the Company; (b) immediately before the distribution by the Company of money or property to a retiring or continuing Member in consideration for the retirement of all or a portion of such member’s Membership Units in the Company; (c) immediately before the dissolution of the Company under Article XI of this Agreement.

(iii) Depreciation and Amortization. The Book Value of Company property shall be adjusted for the depreciation and amortization of such property taken into account in computing Net Profit and Net Loss and for Company expenditures and transactions that increase or decrease the property’s federal income tax basis.

“Business Day” means any day other than a Saturday, a Sunday or a holiday on which commercial banks in the state of New York or the state of Nevada are not required or authorized to be closed.

“Capital Account” means an account maintained for each Member as provided in Article IV.

“Capital Contribution” means as to any Member the amount of cash or the Book Value of any property contributed by the Member to the Company as the Board shall accept in its discretion.

“Class A Member” means any Person who has purchased or been granted Class A Membership Units and is listed as a Class A Member on Schedule A hereto, as such schedule may be amended from time to time.

“Class A Membership Certificate” means those certain certificates which evidence the ownership of the Class A Membership Units by the holder thereof.

“Class A Membership Units” mean for each Member the number of Class A Membership Units set forth on Schedule A opposite such Member’s name.

“Class B Member” means any Person who has purchased or been granted Class B Membership Units and is listed as a Class B Member on Schedule A hereto, as such schedule may be amended from time to time.

“Class B Membership Units” mean for each Member the number of Class B Membership Units set forth on Schedule A opposite such Member’s name.

“Code” means the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law), and, to the extent applicable, the Regulations.

“Co-Investment Partners” has the meaning set forth in the Preamble.

“Co-Investment Transfer Restriction Agreement” means that certain Transfer Restriction Agreement, dated as of                         , 2004, by and among Barrack, Ribis, Coinvestment Voteco and Co-Investment Partners.

“Coinvestment Voteco” has the meaning set forth in the Preamble.

“Colony VI” means Colony Investors VI, L.P., a Delaware limited partnership.

“Commission” means the Nevada Gaming Commission.

“Company” has the meaning set forth in the Preamble.

“Consent” means either (a) the consent given by vote at a meeting called and held in accordance with the provisions of Article VII of this Agreement; (b) a written consent required or permitted to be given pursuant to this Agreement or applicable law; or (c) the act of voting or granting any such written consent, as the context may require.

“Debt” shall have the meaning set forth in the Loan Agreement.

“Designated Class B Holders” has the meaning set forth in Section 5.1.

“Employee Unit Holder” means those Members listed on Schedule B, and any additional Members admitted to the Company in accordance with the terms of this Agreement who are granted Equity Securities pursuant to the terms of a Company interest incentive plan or similar plan.

“Equity Securities” means (a) any Membership Units of the Company or rights to acquire Membership Units, or securities convertible into Membership Units or, if the Company shall have converted to a corporation pursuant to the terms of this Agreement, any shares of capital stock of the Company, warrants, options or other rights to acquire capital stock and debt securities convertible into capital stock and (b) with respect to any of the Company’s Subsidiaries, any shares of capital stock or membership interests, warrants, options or other rights to acquire shares of capital stock or membership interests, and debt securities convertible into capital stock or membership interests, of such Subsidiary.

“ERISA Representative” has the meaning given in Section 7.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Transfer” means transfers of Restricted Securities (i) by any Member to such Member’s Related Parties, so long as effected pursuant to a bona fide transaction not intended to avoid the provisions of this Agreement, (ii) subject to Section 9.4 hereof, by any Member to any other Person pursuant to an effective registration statement under the Securities Act, and (iii) by Ribis or any Employee Unit Holder to the Company, Holdings, Co-Investment Partners, Coinvestment Voteco, Voteco or Affiliates of the Company, Holdings, Co-Investment Partners, Coinvestment Voteco, Voteco, provided that no transfer pursuant to the foregoing clause (i) shall be an Exempt Transfer unless the transferee agrees in writing to be bound by this Agreement as if such transferee were a Member with respect to such transferred securities, and, provided further, that no transfer pursuant to the foregoing clauses (i) or (ii) shall be permitted unless the transferee is an Approved Purchaser.

“Expert” means an independent, nationally recognized investment banking firm or other appropriate, nationally recognized, independent valuation expert (other than Goldman or any of its Affiliates or successors thereto), which Expert shall be selected in accordance with the procedures described in the appropriate sections of this Agreement.

“Fair Value” means the fair value of any Membership Unit, the Investment or other asset of the Company, as determined by the Board or, in specific cases outlined in this Agreement, an Expert. In determining the Fair Value of any Membership Unit, the Investment, or any other asset of the Corporation, the Board or Expert shall apply the following: (i) any requirements of the Gaming Laws; (ii) the value to be arrived at should represent the discounted present value of all anticipated cash flows expected to be derived from such asset (net of actual and contingent associated liabilities and estimated costs of sale), without regard to temporary market fluctuations or aberrations and assuming a plan of orderly disposition of such asset which does not involve unreasonable delays in cash realization, there being a presumption that cash flow will be realized over a time period of no more than the earlier of (a) four (4) years (b) an IPO or (c) the sale of substantially all of the assets of the Company (with the discount rate determined by taking into consideration the riskiness of the assets being valued and the prevailing cost of funds for such assets, among other relevant factors), unless required by reasonably compelling evidence to the contrary; (iii) securities which are publicly traded will be valued taking into account the average of their last sale price on the principal national securities exchange on which they are traded on each Business Day during the one-month period ending immediately prior to the date of the determination or, if no sales occurred on any such day, the mean between the closing “bid” and “asked” prices on such day, or if the principal market for such securities is, or is deemed to be, in the over-the-counter market, their average closing “bid” price on each day during such period, as published by the National Association of Securities Dealers Automated Quotation System or, if such price is not so published, the mean between their closing “bid” and “asked” prices, if available, on each day during such period, which prices may be obtained from any reputable nationally recognized broker or dealer; and (iv) all valuations shall be made taking into account all factors which might reasonably affect the sales price of the asset in question, including, without limitation, if and as appropriate, the existence of a control block, the anticipated impact on current market prices of immediate sale, the lack of a market for such asset, and the impact on present value of factors such as the length of time before any such sales may become possible and the cost and complexity of any such sales. For all purposes of this Agreement, all valuations made by the Board or Expert shall be final and conclusive on the Company and all Members, their successors and assigns, absent manifest error. In determining the Fair Value of assets, the Board or Expert may obtain and rely on information provided by any source or sources reasonably believed to be accurate.

“GAAP” means U.S. generally accepted accounting principles.

“Gaming Authorities” means all governmental authorities or agencies with regulatory control or jurisdiction over the gaming or gambling operations of the Company and its Subsidiaries, including without limitation the Nevada Gaming Commission and the Nevada State Gaming Control Board and the Clark County Liquor and Gaming Board.

“Gaming Determination” has the meaning set forth in Section 9.1(b).

“Gaming Laws” means any U.S. Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, decree, injunction or other authorization governing or relating to the current or contemplated manufacturing, distribution, casino gambling and gaming activities and operations of the Company, including, without limitation, the gaming laws and regulations of the State of Nevada.

“Goldman” means Goldman, Sachs & Co.

“Holdings” has the meaning set forth in the Preamble.

“Indemnified Parties” has the meaning set forth in Section 7.7.

“Independent Board Member” shall mean (x) a Person who has obtained the necessary approvals from the Gaming Authorities and (y) an individual with no economic interest in the Company, who shall not have been at the time of such individual’s appointment and while serving as an Independent Board Member, and who may not have been at any time during the preceding five (5) years (i) a unit holder, member, partner or director of, or an officer or employee of, any Member, or any of their equityholders or Affiliates (except in the context of this transaction), (ii) based on information provided by such individual and reasonably believed by the Company, a creditor or customer of, or supplier or service provider (including a provider of professional services) to, the Company, or any of its Members or Affiliates (other than a company that provides professional independent managers and which also provides other services to the Company or the Company’s Members or Affiliates in the ordinary course of business), or (iii) a member of the immediate family of any such Member, partner, officer, employee, creditor, supplier, service provider or customer or a member of the immediate family of any other director of such entity.

“Interest” means the ownership interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and the Act.

“Investment” means the Company’s acquisition of substantially all of the assets and certain liabilities of LVH Corporation, including the Property.

“IPO” means the closing of an initial public offering pursuant to an effective registration statement under the Securities Act covering units of the Company’s Membership Units or any securities to which they may be converted, which units are approved for listing or quotation on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market.

“Legal Requirements” shall mean:

(i) all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of governmental authorities (including, without limitation, Gaming Laws) affecting the Company or the Property or any part thereof or the construction, ownership, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force),

(ii) all permits, licenses and authorizations and regulations relating thereto, and

(iii) all covenants, conditions and restrictions contained in any instruments at any time in force (whether or not involving governmental authorities) affecting the Property or any part thereof which, in the case of this clause (iii), require repairs, modifications or alterations in or to the Property or any part thereof, or in any material way limit or restrict the existing use and enjoyment thereof.

“Lien” shall mean any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, preference, priority, security interest, or any other encumbrance or charge on or affecting the interest of the Company in the Property or any portion thereof, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any sale-leaseback, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any other jurisdiction, domestic or foreign, and mechanics’, materialmen’s and other similar liens and encumbrances).

“Liquidity Agreement” means that certain agreement, dated as of May     , 2004, by and among the Members.

“Loan” shall mean the loan made to the Company by Archon pursuant to the Loan Agreement.

“Loan Agreement” shall mean that certain Loan Agreement, dated as of             , 2004, between the Company and Archon.

“Loan Documents” shall have the meaning set forth in the Loan Agreement.

“Member” means each of those Members listed on Schedule A, and any additional or substitute Member admitted to the Company in accordance with the terms of this Agreement.

“Membership Units” means Class A Membership Units and Class B Membership Units.

“Memorandum” means that certain confidential Investment Memorandum dated as of April 2004, relating to the sale of interests in Co-Investment Partners.

“Net Profit” or “Net Loss,” as the case may be, means the income and loss of the Company as determined in accordance with the accounting methods followed by the Company for federal income tax purposes but including income exempt from tax and described in § 705(a)(1)(B) of the Code, treating as deductions items of expenditure described in, or under Regulations deemed described in, § 705(a)(2)(B) of the Code and treating as an item of gain (or loss) both any increase (decrease) in the Book Value of the Company’s property and the excess (deficit), if any, of the fair market value of distributed property over (under) its Book Value. Depreciation, depletion, amortization, income and gain (or loss) with respect to the Company’s property shall be computed with reference to its Book Value rather than to its adjusted bases.

“Notification” or “Notice” means a writing containing the information required by this Agreement to be communicated to a Person and personally delivered to such Person or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, to such Person at the last known address of such Person as shown on the books of the Company, provided, however, that any written communication containing such information actually received by a Person shall constitute Notice for all purposes of this Agreement. A Notice shall be deemed effectively given and received (i) upon personal delivery, (ii) if delivered by overnight courier, on the next Business Day after delivery to the overnight courier service and (iii) if sent by registered or certified mail, three (3) Business Days after delivery to the United States postal service.

“Offered Securities” has the meaning set forth in Section 9.3(a).

“Offering Member” has the meaning set forth in Section 9.3(a).

“Offering Notice” has the meaning set forth in Section 9.3(a)(i).

“Partnership Agreement” means that certain Agreement of Limited Partnership of Co-Investment Partners, dated as of                     , 2004, as amended from time to time.

“Percentage Interest” means, as of any given time, as to any Member, a fraction, expressed as a percentage, equal to the amount of the Capital Contribution of such Member divided by the total Capital Contribution of all Members, as may be adjusted from time to time in accordance with the provisions hereof.

“Person” means an individual, partnership, joint-stock company corporation, limited liability company, trust or unincorporated organization, and a government or agency or subdivision thereof.

“Prime Rate” means the rate of interest publicly announced from time to time by JPMorgan Chase Bank, New York, New York, or its successor, as its “prime rate.”

“Promissory Note” shall have the meaning set forth in Section 9.1(b)(iii).

“Property” shall mean all real property and other assets of the Las Vegas Hilton Hotel and Casino, a casino hotel located at 3000 Paradise Road in Las Vegas, Nevada, including the other parcels of real property acquired pursuant to the terms of the Purchase Agreement.

“Proposed Purchaser” has the meaning set forth in Section 9.3(a)(i).

“Purchase Agreements” means those certain Subscription Agreements, dated as of                     , 2004, by and between the Company and each of Voteco, Holdings, Co-Investment Partners and Coinvestment Voteco.

“Qualified Members” means Ribis (and for the purposes of this definition Ribis shall be deemed to hold any Restricted Securities held by Ribis’ Related Parties who received such securities in an Exempt Transfer from Ribis) and any other party hereinafter designated as a Qualified Member by Voteco in its sole discretion.

“Qualified Sale” has the meaning set forth in Section 9.5(a).

“Rating Agency” means any one or more of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., Moody’s Investors Service, Inc., Fitch, Inc., and any other nationally recognized statistical rating agency.

“Registration Expenses” means all expenses incident to the Company’s performance of or compliance with Section 10.1, including, without limitation, all registration, filing and NASD fees, all stock exchange listing fees, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance.

“Regulations” means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Related Party” with respect to any Member means (A) any controlling stockholder, 80% or more owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Member or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Stockholder and/or such other Persons referred to in the immediately preceding clause (A).

“Reoffered Units” has the meaning set forth in Section 9.3(a)(iv).

“Restricted Securities” means any Equity Securities owned beneficially or of record by any Member, including, in the case of Ribis and any Employee Unit Holder, any Equity Securities that are subject to vesting, and excluding any securities of the Company beneficially owned by Holdings, Co-Investment Partners, Voteco or Coinvestment Voteco or their respective Affiliates and convertible into, exchangeable for or otherwise providing the holder thereof any right to acquire Membership Units.

“Ribis” has the meaning set forth in the Preamble.

“Securities Act” means the Securities Act of 1933, as amended.

“Single Purpose Entity” is an entity which is subject to and complies with all of the limitations on powers and separateness requirements set forth in Article XIII of this Agreement.

“Subsidiary” means, with respect to any Person, all other Persons of which such Person owns, directly or indirectly, a majority of the voting capital stock or is a general partner or otherwise has the power to control, by agreement or otherwise, the management and general business affairs of such other Person.

“Tag-Along Offeror” has the meaning set forth in Section 9.4(a).

“Tag-Along Notice” has the meaning set forth in Section 9.4(a).

“Tag-Along Percentage” has the meaning set forth in Section 9.4(a)(i).

“Tag-Along Units” has the meaning set forth in Section 9.4(a).

“Tax Advance” has the meaning set forth in Section 8.6(a).

“Termination Date” has the meaning set forth in Section 9.3(e).

“Third Party” has the meaning set forth in Section 9.5(a).

“Transfer” means a sale, exchange, transfer, assignment, pledge, encumbrance or other disposition of a Membership Unit.

“Transferee” or “Transferees” has the meaning set forth in Section 9.2.

“Transferor” means the Person making such Transfer.

“Transfer Restriction Agreements” means the Co-Investment Transfer Restriction Agreement and the Voteco Transfer Restriction Agreement.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code in effect in the State of New York.

“Voteco” has the meaning set forth in the Preamble.

“Voteco Transfer Restriction Agreement” means that certain Transfer Restriction Agreement, dated as of                     , 2004, by and among Barrack, Voteco and Colony.

“Voting Majority In Interest” means the holders of a majority of the then outstanding Class A Membership Units, which initially shall be Coinvestment Voteco.

“Whitehall” means Whitehall Street Global Real Estate Limited Partnership 2001, Whitehall Parallel Global Real Estate Limited Partnership 2001, and Whitehall Street Global Employee Fund 2001, L.P.

“Whitehall Board Member” has the meaning set forth in Section 7.2(a).

“Whitehall Managers” means any one of Stuart Rothenberg, Brahm Cramer and/or Jonathan Langer (or an alternative manager of Whitehall in their stead, if such alternative manager is another managing director of Goldman with comparable seniority).

“Withdrawing Member” has the meaning set forth in Section 9.1(b).

ARTICLE III.

CAPITAL CONTRIBUTIONS, MEMBERSHIP PERCENTAGES AND LOANS

3.1. Contributions Generally. As of the effective date hereof, each Member shall have contributed or be deemed to have contributed to the Company the property or amount set forth opposite such Member’s name on the attached Schedule A. Each Member’s number of Class A Membership Units or Class B Membership Units is set forth opposite such Member’s name on Schedule A, which shall be amended from time to time upon admission of new Members or the acceptance of additional Capital Contributions as set forth herein.

3.2. Admission of New Members.

(a) Additional Persons, including Persons who are officers or employees of, or consultants to, the Company and/or any of its Affiliates, or have otherwise provided valuable services or opportunities to the Company or its Affiliates, including, without limitation, introducing investors to the Company, may be admitted to the Company as Members from time to time by the Board at a price per Membership Unit to be determined by the Board. The admission of any new Members is subject to any required approval of the Gaming Authorities.

(b) Notwithstanding the provisions of Section 3.2(a), in the event the Company seeks to raise additional capital (whether through an increase in the Capital Contribution of one or more Members or through the admission of additional Members, other than officers or employees of, or consultants to, the Company who are granted Membership Units or securities convertible into Membership Units pursuant to a plan adopted by the Board), each existing Member shall have a preemptive right, to the fullest extent permitted by law, to make such additional capital contributions in the Company as are necessary to maintain such Member’s Percentage Interest. Prior to accepting an additional investment from any Member or admitting one or more other Persons as Members, the Board shall send a Notice to the Members describing the amount of such additional capital contribution or the capital contribution to be made by such new Member, as the case may be. Within fifteen (15) days of receiving such Notice, a Member may (but shall not be obligated to) elect to exercise its preemptive rights pursuant to the first sentence of this Section 3.2(b) by sending a Notice to the Board setting out the amount of the additional capital contribution that such Member will make. A Member may, at its option, elect to make an additional capital contribution which is less than the amount required to maintain such Member’s relative Percentage Interest. Notwithstanding any election by a Member to exercise its preemptive rights, the Board may determine to withdraw the opportunity to make such investment as long as the Board does not accept any capital contribution from any Member or any other third parties. If a Member so elects to exercise its preemptive right and such right is not withdrawn, then such Member’s Capital Account shall increase accordingly.

(c) In the event a Member ceases to beneficially own Membership Units, such Member shall no longer be deemed a Member for any purpose hereunder. No less frequently than as of the beginning of each fiscal year, the Company will prepare a new Schedule A setting forth each Member’s Membership Units for such year.

3.3. Additional Contributions. No Member will be required to make any contribution to the Company’s capital in addition to the amounts contributed pursuant to Section 3.1. Subject to the foregoing, the Board may determine from time to time that additional capital is necessary or appropriate to enable the Company to conduct its activities and may seek (but not require) additional Capital Contributions from Members and others, on such terms as the Board may propose in its sole discretion.

3.4. Procedures for Admitting Additional Members. As a condition to becoming a Member of the Company, all additional Members shall execute and deliver to the Company such number of counterpart signature pages to this Agreement as the Board may require, evidencing such Member’s intent to be bound by all of the terms and conditions of this Agreement. The initial Capital Contribution of any additional Member shall be paid in cash or cash equivalent at the time of such Member’s admission into the Company, or in consideration otherwise acceptable to the Board in its sole discretion. Schedule A will be amended to reflect each additional Member admitted to the Company.

3.5. Loans by Members. No Member will be required to make loans to the Company by virtue of being a Member in the Company. Loans may be made, however, by any Member to the Company and will not be considered Capital Contributions. The amount of any such loan will be a debt due from the Company to such lending Member, and will be made upon such terms and conditions and bearing interest at such rates as will be approved by the Board in its sole discretion, which terms and conditions shall, in any event be reasonable.

ARTICLE IV.

CAPITAL ACCOUNTS, DISTRIBUTIONS AND ALLOCATIONS

4.1. Capital Accounts.

(a) General. The Board shall cause to be performed all general and administrative services on behalf of the Company in order to assure that complete and accurate books and records of the Company are maintained at the Company’s principal place of business showing the names, addresses and number of Membership Units of each of the Members, all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs, including a Capital Account for each Member. The Capital Accounts shall be maintained for each Member in accordance with Regulations §§ 1.704-1(b) and 1.704-2.

(b) Initial Capital Accounts. As of the date of this Agreement, Schedule A sets forth the initial Capital Account balance of each Member with respect to each class of Membership Unit held by such Member.

(c) Adjustments to Capital Accounts.

(i) The Capital Account with respect to the relevant Membership Units shall be increased by:

(A) the amount of any money contributed by the Member to the Company;

(B) the fair market value of any property contributed by the Member to the Company;

(C) the amount of Net Profit allocated to the Member; and

(D) the amount of any Company liabilities assumed by such Member (or taken subject to) if property is distributed to the Member by the Company.

(ii) The Capital Account with respect to the relevant Membership Units shall be decreased by:

(A) the amount of any money distributed to the Member by the Company;

(B) the fair market value of any property distributed to the Member by the Company;

(C) the amount of Net Loss allocated to the Member; and

(D) the amount of any Member liabilities assumed by the Company (or taken subject to) if property is contributed to the Company by the Member.

(d) Regulations § 1.704-1(b)(2)(iv). The Capital Accounts shall be adjusted by all other adjustments required by Regulations § 1.704-1(b)(2)(iv). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations under § 704(b) of the Code and, to the extent not inconsistent with the provisions of this Agreement, shall be interpreted and applied in a manner consistent with such Regulations.

(e) Transfers. If any Membership Units (or portions thereof) in the Company are transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the Transferor to the extent it relates to the transferred Membership Units (or portions thereof).

4.2. Allocations of Net Profit and Net Loss.

(a) Allocation of Net Profit and Net Loss. Subject to the other provisions of this Article IV, for purposes of adjusting the Capital Accounts of the Members, the Net Profit, Net Loss, and other items of income, gain, loss, credit, and deduction shall be allocated with respect to each taxable year (or portion thereof) as follows:

(i) Net Profit and similar items for any taxable year shall be allocated as follows:

(1) first, to the Members in proportion to, and to the extent of, the excess of prior allocations of Net Loss under Section 4.2(a)(ii)(4) over prior allocations of Net Profit under this Section 4.2(a)(i)(1) for the then-current taxable year and all prior taxable years;

(2) second, to the Members in proportion to, and to the extent of, the excess of prior allocations of Net Loss under Section 4.2(a)(ii)(3) over prior allocations of Net Profit under this Section 4.2(a)(i)(2) for the then-current taxable year and all prior taxable years;

(3) third, to the Members in proportion to, and to the extent of, the excess of prior allocations of Net Loss under Section 4.2(a)(ii)(2) over prior allocations of Net Profit under this Section 4.2(a)(i)(3) for the then-current taxable year and all prior taxable years; and

(4) fourth, to the Members in proportion to their relative Membership Units.

(ii) Net Loss and similar items for any taxable year shall be allocated proportionally among the Members as follows:

(1) first, to all Members in proportion to, and to the extent of, the excess of prior allocations of Net Profit under Section 4.2(a)(i)(4) over prior allocations of Net Loss under this Section 4.2(a)(ii)(1) for the then-current taxable year and all prior taxable years;

(2) second, to the Members in proportion to their relative Membership Units until the Capital Account of any Member is reduced to zero;

(3) third, to the Members in proportion to, and to the extent of, their positive Capital Account balances; and

(4) fourth, to the Members in proportion to their relative Membership Units.

(b) Tax Allocations. Notwithstanding the general allocation rules set forth in Section 4.2(a), the following special allocation rules shall apply under the circumstances described therein:

(i) Deficit Capital Account and Nonrecourse Debt Rules. The special rules in this Section 4.2(b)(i) apply, in the following order, to take into account the possibility of Members having deficit Capital Account balances for which they are not economically responsible and the effect of the Company or any entity taxed as a partnership in which the Company has an ownership interest incurring nonrecourse debt.

(A) Company Minimum Gain Chargeback. If there is a net decrease in “partnership minimum gain” during any year, determined in accordance with the tiered partnership rules of Regulations § l.704-2(k), each Member shall be allocated items of income and gain for such year equal to such Member’s share of the net decrease in partnership minimum gain within the meaning of Regulations § l.704-2(g)(2), except to the extent not required by Regulations § 1.704-2(f). To the extent that this Section 4.2(b)(i)(A) is inconsistent with Regulations § l.704-2(f) or 1.704-2(k) or incomplete with respect to such regulations, the minimum gain chargeback provided for herein shall be applied and interpreted in accordance with such regulations.

(B) Partnership Nonrecourse Debt Minimum Gain Chargeback. If there is during any year a net decrease in “partner nonrecourse debt minimum gain” within the meaning of Regulations § 1.704-2(i)(2), each Member who has a share of the partner nonrecourse debt minimum gain attributable to partner nonrecourse debt, determined in accordance with Regulations § 1.704-2(i)(5), shall be allocated items of income and gain for such year (and, if necessary, subsequent years) equal to such Member’s share of the net decrease in partner nonrecourse debt minimum gain. This allocation will be made in accordance with Regulations §§ 1.704-2(i)(4) and 1.704-2(f)(5). To the extent that this Section 4.2(b)(i)(B) is inconsistent with Regulations § 1.704-2(i) or 1.704-2(k) or incomplete with respect to such regulations, the partner nonrecourse debt minimum gain chargeback provided for herein shall be applied and interpreted in accordance with such regulations.

(C) Deficit Capital Account Chargeback and Qualified Income Offset. If any Member has a negative Capital Account at the end of any year, including a negative Capital Account for such Member caused or increased by an adjustment, allocation or distribution described in Regulations § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such negative Capital Account as quickly as possible. This Section 4.2(b)(i)(C) is intended to constitute a “qualified income offset” pursuant to Regulations § 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(D) Partner Nonrecourse Deductions. Any partner nonrecourse deductions for any year or other period shall be allocated to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt to which such partner nonrecourse deductions are attributable in accordance with Regulations § 1.704-2(i) or 1.704-2(k).

(E) Curative Allocations. The allocations under this Section 4.2(b) will not be consistent with the manner in which the Members intend to divide Net Profit, Net Loss and similar items. Accordingly, Net Profit, Net Loss and other items (including guaranteed payments within the meaning of § 707(c) of the Code) will be reallocated among the Members (in the same year and to the extent necessary, in subsequent years) in a manner consistent with Regulations § 1.704-1(b) and 1.704-2 so as to prevent such allocations from distorting the manner in which Net Profit, Net Loss and other items are intended to be allocated among the Members pursuant to Section 4.2(a).

(F) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to § 734(b) or § 743(b) of the Code is required, pursuant to Regulations § 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of Net Profit (if the adjustment increases the basis of the asset) or Net Loss (if the adjustment decreases such basis) and such Net Profit or Net Loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

(ii) Change in Member’s Membership Units. If there is a change in any Member’s share of the Company’s Net Profit, Net Loss or other items during any year, allocations among the Members shall be made in accordance with their interests in the Company from time to time during such year in accordance with § 706 of the Code, using the closing-of-the-books method.

4.2(c) The tax matters partner shall be authorized to extend the statute of limitations, file a request for administrative adjustment, file suit concerning any tax refund or deficiency relating to any Company administrative adjustment or enter into any settlement agreement relating to any Company item of income, gain, loss, deduction or credit for any Fiscal Year of the Company, provided that the tax matters partner shall promptly send Notice to each of the Members upon taking any of the foregoing actions. Notwithstanding the foregoing, in respect of any issues raised on a tax audit which primarily affect Members that are tax-exempt, the Company shall consult with such Members through the course of the tax audit. If the Company proposes to settle any such issue, the Company shall provide notice of the settlement to the tax-exempt Members and to Whitehall within thirty (30) days after it is proposed, and tax-exempt Members and Whitehall shall have thirty (30) days to object to the settlement terms, after which period such Members shall be deemed to have approved of the settlement. If the Company, the tax-exempt Members and Whitehall do not agree on the terms of a settlement, the matter shall be submitted to arbitration.

4.3. Distributions Generally. The Company shall make distributions of available cash net of reasonable reserves quarterly, or in the sole discretion of the Board, more frequently, to the extent available. Except as provided in Section 11.2 (distributions upon liquidation), any such distributions shall be made to all of the Members in proportion to their relative Membership Units at the time of such distribution.

4.4. Distributions in Kind. If any assets of the Company are distributed in kind, such assets will be distributed in accordance with Section 4.3 and on the basis of the Fair Value thereof at the effective time of the distribution. In the event that the Board intends to make a distribution of assets in kind, the Board shall cause the Company to deliver a notice to the Members no later than five (5) Business Days prior to such distribution.

ARTICLE V.

CONVERSION RIGHTS

5.1. Optional Conversion. Each of Holdings and Co-Investment Partners and their respective successor entities and affiliates (as such term is defined in Rule 501(b) under the Securities Act) (collectively, the “Designated Class B Holders”) shall have the right at any time, at their option, to convert any of their Class B Membership Units into an equal number of Class A Membership Units, without cost. So long as the Designated Class B Holders in the aggregate hold at least one Class B Membership Unit, no holder of Class B Membership Units who is not a Designated Class B Holder may convert such units to Class A Membership Units without the prior written consent of Designated Class B Holders holding a majority of the outstanding Class B Membership Units then held by Designated Class B Holders (which consent may be granted in each such holder’s sole and absolute discretion). At any time that no Designated Class B Holder holds any Class B Membership Units, each holder of Class B Membership Units who is not a Designated Class B Holder shall have the right, at its option, to convert any of its Class B Membership Units into an equal number of Class A Membership Units, without cost. Notwithstanding the foregoing, the rights of each holder of Class B Membership Units to convert such units into Class A Membership Units shall be subject at all times to compliance with all Gaming Laws and other statutes, laws, rules and regulations applicable to the Company and such holder at that time. So long as the Company shall continue to be an entity qualifier with the Commission, the Designated Class B Holders shall only be permitted to convert Class B Membership Units into Class A Membership Units as part of or following an in-kind distribution of the entire interest of Holdings or Co-Investment Partners, as the case may be, in the units of the Company and, to the extent required, only after being found qualified by the Commission. Upon any distribution of units of Class B Membership Units to the limited partners of Holdings or Co-Investment Partners, as the case may be, such limited partners shall obtain qualification or waiver to the extent required by the Gaming Authorities.

ARTICLE VI.

MEMBERS

6.1. Limited Liability. Except as may be required under the Act, no Member will be personally liable to any third party for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act will not be grounds for imposing personal liability on the Members for liabilities of the Company.

6.2. Admission of Additional Members. Additional Members may be admitted only according to the provisions specified in Article III.

6.3. Confidentiality. As to much of the information and other material furnished under or in connection with this Agreement (whether furnished before, on or after the date hereof) as constitutes or contains confidential business, financial or other information of the Company or any subsidiary, each of the Members and the Company covenants for itself and its directors, officers and partners that it will use due care to prevent its officers, directors, partners, employees, counsel, accountants and other representatives from disclosing such information to Persons other than their respective authorized employees, counsel, accountants, shareholders, partners, limited partners and other authorized representatives; provided, however, that each Member may disclose or deliver any information or other material disclosed to or received by it should such Member be advised by its counsel that such disclosure or delivery is required by law, regulation or judicial or administrative order. For purposes of this Section 6.3, “due care” means at least the same level of care that such Member would use to protect the confidentiality of its own sensitive or proprietary information, and this obligation shall survive termination of this Agreement.

6.4. Voting Rights. Each issued and outstanding Class A Membership Unit shall be entitled to one (1) vote per Membership Unit. Except as provided by law, the holders of Class B Membership Units shall have no right to vote on any matter to be voted on by the Members (including, without limitation, any election or removal of members of the Board), and their Class B Membership Units shall not be included in determining the number of Membership Units voting or entitled to vote on such matters.

ARTICLE VII.

MANAGEMENT AND CONTROL OF THE COMPANY

7.1. Management by the Board.

(a) The management of the Company shall be vested in the Board. Except as otherwise provided in this Agreement, the Board shall have all authority, rights and powers in the management of the Company business to do any and all acts and things necessary, proper, appropriate, advisable, incidental or convenient to effectuate the purposes of this Agreement. Any action taken by the Board on behalf of the Company in accordance with the foregoing provisions shall constitute the act of and shall serve to bind the Company. The Board shall initially be comprised of two persons, consisting initially of Barrack and Ribis; (collectively, the “Board Members”), and thereafter shall consist of such number as may be fixed from time to time by resolution of the Voting Majority In Interest. Each Board Member shall serve in such capacity, except as otherwise set forth herein, until such time that such Board Member is removed by resolution of the Voting Majority In Interest or resigns.

(b) Subject to receiving any required approvals from the Gaming Authorities, the Board shall permit two (2) people to be non-voting Board observers one (1) representing each of Colony VI and Whitehall (the “ERISA Representatives”). The ERISA Representatives shall be entitled to attend any and all meetings of the Board but shall not be members of the Board nor have any voting rights in respect of any actions taken by the Board. The rights of the ERISA Representatives are subject to: (i) their ability to attend such meetings but the Board shall not be required to reschedule meetings to accommodate the schedule of the ERISA Representatives so long as the Board provides at least ten (10) days notice of all such meetings in good faith and (ii) relevant legal and regulatory restrictions.

(c) The Loan Agreement requires the Company to have an Independent Board Member. Pursuant to the Loan Agreement, under certain circumstances the Company is required to add a second Independent Board Member. As soon as practicable after the proposed Independent Board Member(s) receives any approval(s) required by the Gaming Authorities to serve as a Board Member, the Voting Majority In Interest shall increase the Board to add the Independent Board Member(s). The power of the Independent Board Member(s) shall be limited to voting on those matters set forth in Section 13.1(o), and the Independent Board Member(s) shall not have the right to vote on any other matters which may come before the Board.

(d) Except as otherwise required by law or the Gaming Authorities, any Board Member, other than the Independent Board Member or the Whitehall Board Member, may be removed from the Board, with or without cause, by the Voting Majority In Interest and the office of such Board Member shall forthwith become vacant. Any Board Member may resign at any time. Such resignation shall take effect at the time specified therein, and if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless so specified therein. Any vacancy on the Board, other than the Whitehall Board Member, occurring from any cause whatsoever, shall be filled by a candidate appointed by the Voting Majority In Interest. Should the Independent Board Member resign, the Voting Majority In Interest shall add another Independent Board Member as soon as practicable. Whitehall shall have the right to appoint a replacement in the event that the Whitehall Board Member resigns from the Board.

(e) Meetings of the Board shall be held at such times and locations as may be determined by the Voting Majority In Interest. Notice of each meeting shall be given by the Voting Majority In Interest to each Board Member and shall state the place, date and time of the meeting. Notice of such meeting shall be mailed, postage prepaid, to each Board Member and Board observer addressed to him at his address or usual place of business by first class mail or shall be sent by facsimile, overnight courier, telex, or be delivered to him personally or by telephone, at least ten (10) days before the day on which such meeting is to be held.

(f) A majority of the Board Members entitled to vote on matters to be addressed at such meeting shall constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board, the Board Members present thereat may adjourn the meeting to another time and place. Notice of such time and place of the adjourned meeting shall be given to all of the Board Members unless such time and place were announced at the meeting at which the adjournment was taken, in which case such notice shall only be given to the Board Members who were not present thereat. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called. Wherever approval by the Board is required by this Agreement, such approval shall, except as otherwise set forth herein, consist of the affirmative vote of a majority of a quorum of the Board Members.

(g) (i) Any action required or permitted to be taken by the Board may be taken without a meeting if the number of Board Members necessary to approve such action at a meeting consent in writing, and (ii) one or more Board Members may participate in any meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in the meeting pursuant to this Section 7.1(g)(ii) shall constitute presence in person at the meeting.

7.2. Obligations of Members with Respect to Whitehall.

(a) The Partnership Agreement permits Whitehall Managers, either independently or through a special purpose entity, to purchase Class A Membership Units at cost from Coinvestment Voteco in an amount equal to Whitehall’s Percentage Interest. This purchase entitles one (1) Whitehall Manager to become a member of the Board. At such time as (i) the Whitehall Managers purchase the Class A Membership Units and (ii) one (1) Whitehall Manager receives any approvals required by the Gaming Authorities, Coinvestment Voteco shall transfer the required percentage of Class A Membership Units to Whitehall Managers and the Voting Majority in Interest shall appoint the Whitehall Manager approved by the Gaming Authorities to the Board (the “Whitehall Board Member”).

In the event the Whitehall Manager’s ownership of Class A Units is ever less than twenty (20) percent of the Investment or the Gaming Authorities require a forfeiture of their ownership, then upon approval of the Gaming Authorities they will surrender all Class A Membership Certificates and the Whitehall Board Member shall resign. The Whitehall Managers are solely responsible for applying for and obtaining all required approvals from Gaming Authorities and neither the Company nor its Affiliates shall be responsible for such process, provided, however, the Company and its Affiliates shall use reasonable efforts at the cost and expense of Whitehall to provide any information requested by Whitehall or the Gaming Authorities in connection with such process, provided, however, that this does not cause any undue disruption or delay to the business of the Company. The Whitehall Board Member shall have the right to vote on all matters put to the Board and the following matters cannot be approved by the Board unless the Whitehall Director has approved such action:

(i) any sale or other disposition of the assets of the Company or a material portion thereof (other than as outlined in the Liquidity Agreement) in a single transaction, or in a series of related transactions, including by way of merger or consolidation, except for a sale or other disposition of the approximately eight (8) acres of developable land on Paradise Road and Joe Brown Road in Las Vegas and the Sky Villa luxury apartments on the top floor of the Hilton Las Vegas Hotel;

(ii) any voluntary bankruptcy, reorganization or similar action in respect of the Company,

(iii) any borrowing or issuance of debt, other than (i) ordinary course borrowings for working capital, (ii) refinancings of Loan, provided such refinancings (x) are not for a principal amount which is greater than the sum of the principal amount of indebtedness outstanding and any transaction costs and fees incurred in connection with such refinancing, and (y) are on terms no less favorable to the Company than the Loan;

(iv) any issuance of preferred equity interests;

(v) the admission of new common equity owners or increases in the capital commitments of existing common equity owners;

(vi) any acquisition of a new business or any real property;

(vii) any modification to this Agreement or the Partnership Agreement, except as expressly provided for herein or therein;

(viii) transactions with Affiliates other than if such transaction is on an arms length basis and otherwise complies with the terms of Section 6.04 of the Partnership Agreement;

(ix) any investment capital expenditure that, taken together with all other capital expenditures incurred since the formation of the Company, exceeds one hundred and ten percent (110%) of the investment capital expenditure budget set forth in the Memorandum;

(x) any maintenance capital expenditure that exceeds the FF&E reserves (2% of casino revenues and 4% of hotel revenues);

(xi) Commencing with the second full fiscal year of the Company, if the Company’s actual EBITDA in any year is less than eighty (80) percent of the Company’s forecasted EBITDA as set forth in the Memorandum (subject to equitable adjustments for force majeure events, gaming and other tax increases and other variances which have been unanimously approved by the Board), the Whitehall Board Member shall have the right to veto the operating budget for the Company for the following year and for each additional year thereafter until the Company’s actual EBIDTA is at least equal to one hundred (100) percent of the Company’s forecast EBIDTA for such year. If the Whitehall Board Member vetoes one or more line items in a proposed operating budget, the budget for such line item shall be an amount determined by a majority of the Board which is within five (5) percent of the budgeted amount for such line item in the previous year’s operating budget, with the budget for all line items not so vetoed by the Whitehall Board Member being that set forth in the proposed operating budget;

(xii) the formation of any wholly-owned Subsidiary of the Company, unless it is subject to the same restrictions as the Company as set forth herein; and

(xiii) any extensions of credit, loans, or becoming or acting as a surety, guarantor, endorser or accommodation endorser, other than in the ordinary course of business or to any wholly-owned subsidiary of Co-Investment Partners or the Company.

7.3. Officers. The Board may, by written delegation, appoint or remove officers of the Company from time to time. The officers will serve at the pleasure of the Board. The salaries of all officers and agents of the Company shall be fixed by the Board.

7.4. Conversion to Corporate Form; Public Offering.

(a) The parties hereto acknowledge that the Board may approve a restructuring of the legal status and capital structure of the Company in the future in order to facilitate a public offering of securities by a corporate entity that, immediately after such restructuring, shall own, directly or indirectly, one hundred (100) percent of the assets and business of the Company (the “IPO Entity”), that such restructuring will result in the direct or indirect conversion of the Membership Units of the Company into capital stock of the IPO Entity and that the form of such restructuring shall be at the sole discretion of the Board.

(b) Subject to the foregoing, the Board may, without the consent of the Members, in order to facilitate a public offering of securities of the IPO Entity, cause the Company to incorporate its business or any portion thereof, or require the holders of

Membership Units to transfer such Membership Units or shares to a newly-formed corporation as successor to the Company in exchange for common stock of said corporation, including without limitation in a transaction resulting in a dissolution of the Company pursuant to Article XI of this Agreement, and, in connection therewith, each Member hereby expressly agrees to any such dissolution of the Company and the transfer of its Membership Units in accordance with the terms of the exchange as provided by the Board.

(c) The Members hereby acknowledge and agree that it is the intention of the Members that each member shall receive common stock in the IPO Entity (on an “as converted” basis in the case of the Class B Membership Units) of equivalent economic value to the Membership Units exchanged therefor immediately prior to any restructuring under this Section 7.4, and that such exchange shall be contingent upon consummation of a public offering of equity securities by the IPO Entity.

(d) With respect to Ribis and each Employee Unit Holder, prior to the earlier of (1) that day following consummation of an IPO on which any agreement entered into with the underwriter or underwriters of such IPO restricting the ability of Ribis or such Employee Unit Holder to sell, assign, hypothecate or otherwise transfer Restricted Securities expires or is terminated and (2) if no such agreement is entered into, the thirtieth business day following an IPO, neither Ribis nor any Employee Unit Holder shall, directly or indirectly, sell, assign, hypothecate or otherwise transfer (in each case, a “Transfer”) Restricted Securities without the express, written consent of Coinvestment Voteco and Voteco, which may be granted or denied at Coinvestment Voteco’s and Voteco’s sole and absolute discretion. Notwithstanding the immediately preceding sentence, this Agreement shall not at any time limit, restrict or apply to any sale or other disposition of Restricted Securities by Ribis or an Employee Unit Holder pursuant to Section 9.5.

7.5. Members To Have No Managerial Authority. Except as expressly set forth in this Agreement, as set forth in the terms of applicable employment agreements between the Company and any Member or as otherwise delegated to a Member by the Board, or as required by applicable law, the Members will have no power to participate in the management of the Company except as expressly authorized by this Agreement or the Articles and except as expressly required by the Act. Unless expressly and duly authorized in writing to do so by the Board, no Member will have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, or to render it liable for any purpose.

7.6. Approvals. In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act. For purposes of obtaining any consent of the Members or any class of Members (or a specified percentage in interest thereof) as to any matter proposed by the Board, the Board may, in the Notice seeking such consent, require a response within a specified period (which shall not be less than fifteen (15) days). In addition to meetings called by the Board as set forth above in Section 7.1(e), the Board may, with or without formal Notice, hold informal informational meetings of the Board and one or more Members in any manner consistent with the Act at such times and on such dates as the Board may in its sole discretion determine.

7.7. Liability and Indemnification of the Board.

(a) Subject to Section 7.7(a) and 7.7(b) and relevant provisions of the Act, no Board Members, officers of the Company and their respective Affiliates, members, partners, managers, officers, board members, employees, agents or representatives shall have any liability, responsibility or accountability in damages or otherwise to the Company for, and the Company agrees to indemnify, pay, protect and hold harmless the Board Members, the officers of the Company and their respective Affiliates, members, partners, managers, officers, board members, employees, agents or representatives (collectively, the “Indemnified Parties”) from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against the Indemnified Parties or the Company) and all costs of investigation in connection therewith which may be imposed on, incurred by, or asserted against the Indemnified Parties or the Company in any way relating to or arising out of, or alleged by the party bringing the claim to relate to or arise out of, any action or inaction on the part of the Company, on the part of the Indemnified Parties when acting on behalf of the Company (or the Investment) or on the part of any brokers or agents when acting on behalf of the Company (or the Investment); provided, however, that nothing in the provision shall create personal liability on the part of any Member or its respective shareholders, partners, managers, officers, directors, employees, agents or representatives. Notwithstanding the foregoing, such indemnification obligation by the Company shall not apply where an officer or Board Member is seeking indemnity based on a claim or action brought against such officer or Board Member by another officer or Board Member of the Company or any Affiliate of the Company. In any action, suit or proceeding against the Company or any Indemnified Party relating to or arising, or alleged by the party bringing the claim to relate to or arise out of any such action or non-action, the Indemnified Parties shall have the right to jointly employ, at the expense of the Company, counsel of the Indemnified Parties’ choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding, provided that if retention of joint counsel by the Indemnified Parties would create a conflict of interest, each group of Indemnified Parties which would not cause such a conflict shall have the right to employ, at the expense of the Company, separate counsel of the Indemnified Party’s choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding. The satisfaction of the obligations of the Company under this Section 7.7(a) shall be from and limited to the assets of the Company and no Member shall have any personal liability on account thereof.

(b) Subject to relevant provisions of the Act, the provision of advances from the Company’s funds to an Indemnified Party for reasonable legal expenses and other costs incurred as a result of any legal action or proceeding is permissible if (i) such suit, action or proceeding relates to or arises out of, or alleged by the party bringing the claim to relate to or arise out of, any action or inaction on the part of the Indemnified Party in the performance of its duties or provision of its services on behalf of the Company or the Investment or in its capacity as Board Member; and (ii) the Indemnified Party undertakes to repay any funds advanced pursuant to this Section 7.7(b) in cases in which such Indemnified Party would not be entitled to indemnification under Section 7.7(a); provided that a majority of the Board may determine that the Company shall not advance funds to an Indemnified Party or its Affiliates for legal expenses and other costs incurred as a result of any legal action or proceeding commenced against the Indemnified Party or its Affiliates by the Company in which the Company claims gross negligence, willful misconduct, fraud, bad faith, breach of fiduciary duty or a material breach of this Agreement by the Indemnified Party or its Affiliates. If advances are permissible under this Section 7.7(b), the Indemnified Party shall furnish the Company with an undertaking as set forth in clause (ii) of this paragraph and shall thereafter have the right to bill the Company for, or otherwise request the Company pay, at any time and from time to time after such Indemnified Party shall become obligated to make payment therefor, any and all reasonable amounts for which such Indemnified Party believes in good faith that such Indemnified Party is entitled to indemnification under Section 7.7(a) with the approval of the Board, or if the Board or its Affiliates is the Indemnified Party, a majority of the Class A Membership Units, which approval shall not be unreasonably withheld. The Company shall pay any and all such bills and honor any and all such requests for payment within sixty (60) days after such bill or request is received by the Board, and the Company’s rights to repayment of such amounts shall be secured by the Indemnified Party’s Membership Units, if any, or by such other adequate security as the Board, or if the Board or its Affiliates is the Indemnified Party, a majority of the Class A Membership Units may determine. In the event that a final determination is made that the Company is not so obligated in respect of any amount paid by it to a particular Indemnified Party, such Indemnified Party will refund such amount within sixty (60) days of such final determination, and in the event that a final determination is made that the Company is so obligated in respect to any amount not paid by the Company to a particular Indemnified Party, the Company will pay such amount to such Indemnified Party within sixty (60) days of such final determination, in either case together with interest at the greater of (i) ten percent (10%) or (ii) the Prime Rate plus two percent (2%) from the date paid by the Company until repaid by the Indemnified Party or the date it was obligated to be paid by the Company until the date actually paid by the Company to the Indemnified Party.

(c) With respect to the liabilities of the Company for which the Company is not obligated to indemnify, whether for the consummation of the Investment, professional and other services rendered to it, loans made to it by any Member or others, injuries to persons or property, indemnity to the Indemnified Parties, contractual obligations, guaranties, endorsements or for other reasons similar or dissimilar to any of the foregoing, and without regard to the manner in which any liability of any nature may be incurred by the person to whom it may be owed, all such liabilities:

(i) shall be liabilities of the Company as an entity, and shall be paid or otherwise satisfied from assets of the Company (and the Company shall sell or liquidate all assets and/or make a call for Capital Contributions as are necessary to satisfy such liabilities); and

(ii) except as provided in paragraph (i) above, shall not in any event be payable in whole or in part by any Member, or by any Board Member, officer, trustee, employee, agent, beneficiary or partner of any Member.

Nothing in this Section 7.7(c) shall be construed so as to impose upon the Company, its Members, Board Members, officers, employees, or agents any liability in circumstances in which the liability arises from a written document which the Company has properly entered into or caused the Company to enter into if the written document expressly limits liability thereon to the Company or expressly disclaims any liability thereunder on the part of any such person or entity.

(d) The Board may cause the Company, at the Company’s expense, to purchase insurance to insure the Indemnified Parties against liability hereunder, including, without limitation, for a breach or an alleged breach of their responsibilities hereunder. The Board shall send Notice to the Members thereof, describing the insurance policy and the premiums paid therefor promptly upon the purchase of such insurance.

(e) If the Indemnified Party is entitled to indemnification from another source or is entitled to recovery by insurance policies, such Indemnified Person shall diligently pursue such other source, provided that (i) such obligation shall not in any manner limit such Indemnified Party’s right to seek indemnification or advances under this Agreement and (ii) such Indemnified Party shall remit to the Company any funds it recovers from another source to the extent it has been fully indemnified by the Company for all losses it incurred.

(f) The Board may execute any power granted, or perform any duty imposed by, this Agreement either directly or through agents, including any of its Affiliates. The Board may consult with counsel, accountants, appraisers, management consultants, investment bankers, and other consultants. An opinion by any such Person on a matter that the Board believes to be within such Person’s professional or expert competence will be full and complete protection for any action taken or omitted by the Board in good faith based on the opinion. The Board will not be responsible for the misconduct, negligence, acts, or omissions of any such Person or of any agent or employee of the Company, the Board, or any of their Affiliates, except that it must use due care in selecting such Persons.

ARTICLE VIII.

BOOKS AND RECORDS; ACCOUNTING; TAX ELECTIONS

8.1. Keeping of Books. The Company and its Subsidiaries will keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Company and its Subsidiaries in accordance with GAAP.

8.2. Books and Records. Books and records of the Company and its Subsidiaries will be maintained at the principal office of the Company. The Company and its Subsidiaries will maintain the following books and records:

(a) A current list of the full name and last known business or residence address of each Member, together with the Capital Contribution, Class A Membership Units and Class B Membership Units, as the case may be, of each Member;

(b) A copy of the Articles and all amendments thereto, together with executed copies of any power of attorney pursuant to which the Articles or any amendments have been executed; and

(c) Copies of this Agreement and all amendments hereto, together with executed copies of any powers of attorney pursuant to which this Agreement or any amendments hereto have been executed.

8.3. Inspection of Records. Each Member has the right, on reasonable request, but subject to such Member’s agreement to maintain the confidentiality thereof, to:

(a) Inspect and copy (at such Member’s expense) during normal business hours any of the Company records required to be maintained by Section 8.1; and

(b) Obtain from the Company, promptly after they are available, a copy of the Company’s federal, state, and local income tax or information returns for each year.

8.4. Tax Returns and Elections. The Company’s tax or fiscal year will end on December 31 of each year unless otherwise determined by the Board. The Company’s accountants will be instructed to prepare and file all required income tax returns for the Company. The Board will make any tax election necessary for completion of the Company’s tax return; provided however (i) items of income, gain, loss, or deduction with respect to “Section 704(c) property” and with respect to property that has been revalued shall be determined in accordance with the traditional method described in Regulations § 1.704-3(b)(1) and the Company shall not elect to make curative or remedial allocations with respect to such property; and (ii) at the request of a Transferor of a Membership Unit, the Company shall make an election under § 754 of the Code with respect to such transfer.

8.5. Tax Matters Member. Barrack will be the “tax matters partner” as defined in § 6231 of the Code, and will have all the authority granted by the Code to the tax matters partner.

8.6. Withholding and Tax Advances.

(a) Authority To Withhold. To the extent the Company is required by law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., (i) backup withholding, (ii) withholding with respect to Members that are neither citizens nor residents of the United States, or (iii) withholding with respect to Members that are not residents of any state that the Company is required to withhold from (collectively, “Tax Advances”)), the Company may withhold such amounts and make such tax payments as may be required.

(b) Repayment of Tax Advances. All Tax Advances made on behalf of a Member will, at the option of the Company, either be (i) promptly paid to the Company by the Member on whose behalf such Tax Advances were made, or (ii) repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Member (or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member). Whenever the Company selects option (ii) pursuant to the preceding sentence for repayment of a Tax Advance by a Member, for all other purposes of this Agreement such Member will be treated as having received all distributions (whether before or upon liquidation) unreduced by the amount of such Tax Advance.

(c) Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company from and against any liability with respect to Tax Advances made on behalf of or with respect to such Member.

(d) Certification. Each Member will promptly give the Company any certification or affidavit that the Company may request in connection with this Section 8.6.

8.7. Bank and Brokerage Accounts. The Board will maintain the funds of the Company in one or more separate accounts in the name of the Company with such financial institutions as the Board may determine and the Board will not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

ARTICLE IX.

TRANSFERS OF MEMBERSHIP UNITS; WITHDRAWALS; CERTAIN RIGHTS

9.1. Restrictions on Transfers of Membership Units.

(a) No Member shall Transfer any Membership Units now or hereafter held, other than in accordance with the terms of this Agreement and the applicable Transfer Restriction Agreement. Any Transfer or purported Transfer made in violation of this Agreement or the applicable Transfer Restriction Agreement shall be null and void and of no effect.

(b) Notwithstanding anything to the contrary expressed or implied in this Agreement, the sale, assignment, transfer, pledge or other disposition of any interest in the Company is ineffective unless approved in advance by the Commission. Additionally, if the Nevada Gaming Authorities determine that any Member is unsuitable to continue to be a Member of this Company and requires that such Member be removed from the Company by issuing a written order requiring removal (a “Gaming Determination”), such Member shall be removed from the Company (a “Withdrawing Member”), pursuant to the following terms:

(i) Within twenty (20) days of the receipt of the Gaming Determination by the Gaming Authorities, the Board shall deliver to such Withdrawing Member a written notification of such Gaming Determination, stating (i) the election of the Member to exercise the removal rights pursuant to this Section 9.1(b); and (ii) the date for the removal of the Withdrawing Member.

(ii) The Withdrawing Member shall be entitled to receive in consideration for its Membership Units an amount equal to the Fair Value of its Interest, such amount being payable, in the sole discretion of the Board, either (i) in cash thirty (30) days after the determination of such Fair Value or (ii) in the form of a promissory note containing the terms set forth in Section 9.1(b)(iii) (the “Promissory Note”). In making a determination of Fair Value under this provision, each of the Board and the Withdrawing Member shall select one Expert, and such Experts shall together select a third Expert, which third Expert shall determine such Fair Value. If the Withdrawing Member so proposes, the Board shall cooperate with the Withdrawing Member in the discovery of a buyer for all or a portion of such Withdrawing Member’s Membership Units.

(iii) The Promissory Note shall bear interest at a rate equal to the lesser of (a) the highest rate permitted by law or (b) the greater of (1) the rate the Company could obtain from a money market fund or (2) that rate necessary to avoid imputation of interest under any applicable provision of the Code. The Promissory Note shall be due in full on the earlier of the dissolution and final termination of the Company or five (5) years from issuance. Partial payments under the Promissory Note will be made at the time of distributions to the Members, in an amount determined as follows:

Amount of Payment	=	1.5 x A/B x C

Where		A	=	Original principal amount of note

		B	=	Fair Value of the Investment as of the effective date of removal

		C	=	Total amount of each distribution (including payment on the Promissory Note)

(iv) Any removal of a Withdrawing Member as provided in this Section 9.1(b) shall occur promptly after the Company’s receipt of the Gaming Determination, subject to applicable law.

(v) Any distributions in kind made to a Withdrawing Member shall be made at the option of the Board after consultation with the Withdrawing Member, and shall be made in proportion to the Withdrawing Member’s Percentage Interest; provided that (i) any such distribution shall be subject to the necessity that the Board use commercially reasonable efforts to convert a distribution in kind into a distribution in cash, and (ii) no distribution of property shall be made to the Withdrawing Member if the holding thereof would result in a violation of applicable law, including but not limited to Gaming Law; and provided, further, that the Board, to the extent permitted by applicable law, may require the Withdrawing Member to give the Board its proxy with respect to Membership Units distributed to it.

(c) Any Member that is found unsuitable by the Commission shall return all evidence of ownership in the Company to the Company, at which time the Company shall within ten (10) days, after the Company receives notice from the Commission, return to the Member in cash, the amount of his capital account as reflected on the books of the Company, and the unsuitable Member shall no longer have any direct or indirect interest in the Company.

(d) No Employee Unit Holder shall, directly or indirectly, Transfer any Restricted Securities at any time if such action would constitute a violation of any Federal or state securities laws, a breach of the conditions to any exemption from registration of Restricted Securities under any such laws, a breach of any undertaking or agreement of such Employee Unit Holder entered into pursuant to such laws or in connection with obtaining an exemption thereunder or a violation of any Gaming Laws. In order to enforce the foregoing, the Company may request that, in addition to any other documentation reasonably required pursuant to this Agreement, the transferring Employee Unit Holder provide it with a written opinion of counsel, in form and substance reasonably acceptable to counsel to the Company, to the effect that such Transfer is exempt from registration under the Federal securities laws and does not violate any Gaming Laws, and that the transferee is an Approved Purchaser.

9.2. Legends; Securities Subject to this Agreement. In the event a Member shall Transfer any Restricted Securities (including any such Restricted Securities acquired after the date hereof) to any Person (all Persons acquiring Restricted Securities from a Member, as described in this Agreement, regardless of the method of transfer, shall be referred to collectively as “Transferees” and individually as a “Transferee”) in accordance with this Agreement, such securities shall nonetheless bear legends as provided in Section 15.1; provided that the provisions of this Section 9.2 shall not apply in respect of a sale of Restricted Securities in a registered public offering under the Securities Act or pursuant to Rule 144, or any successor rule, under the Securities Act, pursuant to which the Transferee receives securities that are freely tradable under the Federal securities laws.

9.3. Right of First Offer.

(a) General. Subject to Section 9.3(c) hereof, each time Ribis or an Employee Unit Holder proposes to Transfer any Restricted Securities, Ribis or such Employee Unit Holder, as applicable (the “Offering Member”), shall first make an offering of such Restricted Securities (referred to collectively herein as the “Offered Securities”) to the Company in accordance with the following provisions:

(i) The Offering Unit Holder shall deliver a notice (the “Offering Notice”) to the Company stating (1) the Offering Unit Holder’s bona fide intention to offer such Offered Securities; (2) the number of units of such Offered Securities to be offered for sale; (3) the price and terms, if any, upon which the Offering Unit Holder proposes to offer such Offered Securities; and (4) that the proposed purchaser (the “Proposed Purchaser”) of the Offered Securities is an Approved Purchaser.

(ii) Within fifteen (15) days after the Offering Notice is given, the Company may elect to purchase from the Offering Member, at the price and on the terms specified in the Offering Notice, any or all of the units of Offered Securities offered in the Offering Notice. Such right shall be exercised by written notice delivered to the Offering Member by the Company prior to the expiration of the 15-day exercise period.

(iii) The closing of the purchase of any units of Offered Securities by the Company shall take place at the principal offices of the Company (or such other location as the parties may agree on) within fifteen (15) Business Days after the expiration of the 15-day period following the giving of the Offering Notice on a date and at a time reasonably acceptable to each of the Company and the Offering Member. At such closing, the Company shall make payment in the appropriate amount by means of a certified or cashier’s check or a wire transfer for the benefit of the Offering Member against delivery of certificates representing the securities so purchased, duly endorsed in blank by the Person or Persons in whose name such certificate is registered or accompanied by a duly executed and guarantied stock or security assignment separate from the certificate. The Company’s obligation to effect such payment shall be conditioned on the delivery of such securities free and clear of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, except (a) as created by this Agreement and (b) with respect to Ribis or any Employee Unit Holder, any stock option or similar agreement entered into between such Employee Unit Holder and the Company subsequent to the date hereof.

(iv) In the event the Company does not elect to purchase any or all of the units of Offered Securities offered in the Offering Notice, the Company shall give written notice to Holdings, Co-Investment Partners, Voteco and Coinvestment Voteco of its decision not to exercise its rights or of the number of Offered Securities available for purchase (the “Reoffered Units”) on or before the final day of such 15-day exercise period. In such event, the right to purchase such Reoffered Units shall pass automatically from the Company to Holdings, Co-Investment Partners, Voteco and Coinvestment Voteco. Holdings, Co-Investment Partners, Voteco and Coinvestment Voteco will have until the 25th day following the delivery of the Offering Notice to the Company to exercise their purchase rights under this Section 9.3 by written notice to the Offering Member and the Company. Holdings, Co-Investment Partners, Voteco and Coinvestment Voteco shall purchase the Reoffered Units pro rata among themselves (based on the number of Membership Units then owned by each Person) or as they shall otherwise agree among themselves. The closing of any purchase and sale under this Section 9.3(a)(iv) shall be held within fifteen (15) Business Days following the exercise by Holdings, Co-Investment Partners, Voteco or Coinvestment Voteco, as the case may be, of the repurchase rights hereunder at the principal offices of the Company (or such other location as the parties may agree) on a date and at a time reasonably acceptable to each of Holdings, Co-Investment Partners, Voteco or Coinvestment Voteco, as the case may be, and the Offering Member. At such closing, Holdings, Co-Investment Partners, Voteco or Coinvestment Voteco, as the case may be, shall make payment in the appropriate amount by means of a certified or cashier’s check or a wire transfer for the benefit of the Offering Member against delivery of certificates representing the securities so purchased, duly endorsed in blank by the Person or Persons in whose name such certificate is registered or accompanied by a duly executed security assignment separate from the certificate. Holdings’, Co-Investment Partners’, Voteco’s or Coinvestment Voteco’s obligation to effect such payment shall be conditioned on the delivery of such securities free and clear of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, except (a) as created by this Agreement and (b) with respect to Ribis or any Employee Unit Holder, any stock option or similar agreement entered into between Ribis or such Employee Unit Holder and the Company subsequent to the date hereof.

(b) Right to Sell. In the event that all of the Offered Securities being offered are not purchased at the closings referred to in Sections 9.3(a)(iii) or 9.3(a)(iv), the Offering Member shall have the right to sell or otherwise dispose of all Offered Securities offered in the Offering Notice and not so purchased pursuant to Sections 9.3(a)(iii) or 9.3(a)(iv) at the price stated in the Offering Notice, and upon other terms and conditions not more favorable to the Proposed Purchaser in the aggregate than specified, in the Offering Notice. The Offering Member shall have such right for the 90-day period beginning on the earlier of (i) the receipt by the Offering Member of notice from Holdings, Co-Investment Partners, Voteco and Coinvestment Voteco that they elect not to exercise their purchase right under Sections 9.3(a)(iv) or 9.3(a)(ii) the closing of a purchase and sale under Section 9.3(a)(iv), or such longer period not exceeding six months from the earlier of the foregoing clauses (i) and (ii) as may be required for the Proposed Purchaser to become an Approved Purchaser, so long as the Offering Member reasonably believes that the Proposed Purchaser will become, and the Proposed Purchaser is exercising bona fide and good faith efforts to become, an Approved Purchaser in connection with such proposed sale or other disposition of Offered Securities. In the event that the Offering Member does not sell or otherwise dispose of such Offered Securities at the price stated, and upon other terms and conditions not more favorable to the Proposed Purchaser in the aggregate than specified, in the Offering Notice within the period set forth in the previous sentence, the right of first offer provided for in this Section 9.3 shall continue to be applicable to any subsequent disposition of such Restricted Securities.

(c) Exception. Notwithstanding the terms and provisions of Section 9.3(a) hereof, the right of first offer provided for in this Section 9.3 shall not be applicable to any repurchase of equity securities by the Company upon the retirement or termination of Ribis or an Employee Unit Holder, except as set forth in Section 9.3(e) below, or any Exempt Transfer and shall terminate upon the consummation of an IPO.

(d) Transferees Bound. In the event that the right of first offer set forth in this Section 9.3 is not exercised by the Company, Holdings, Co-Investment Partners, Voteco or Coinvestment Voteco, the purchaser of such Restricted Securities shall be bound by the terms of this Agreement as required by Section 3.4.

(e) Termination of Employment. If an Employee Unit Holder ceases to be employed by the Company, for any or no reason (each, a “Termination Date”), and the repurchase by the Company of Restricted Securities owned by such Employee Unit Holder is not governed by any other agreement between the Company and such Employee Unit Holder, then (1) such Employee Unit Holder shall be deemed an Offering Unit Holder, (2) any and all Restricted Securities owned by such Employee Unit Holder (excluding (A) Equity Securities that are subject to vesting but have not vested and (B) Equity Securities that are subject to forfeiture and are forfeited, in each case upon such termination) shall be deemed Offered Securities, (3) the proposed offer price of such Offered Securities shall be the Fair Market Value of the Offered Securities on the applicable Termination Date and (4) the provisions of Sections 9.3(a) to 9.3(d) shall be applied (except such Employee Unit Holder shall not be entitled to exercise any rights thereunder).

For the purposes of this Agreement, “Fair Market Value” (when capitalized, unless the context clearly indicates otherwise) means, as to a Qualified Member, as of any given date, (A) if Membership Units of the same class as the Offered Securities are publicly traded, the closing sale price of such units on such date (or the nearest preceding date on which the Membership Units were traded) as reported in The Wall Street Journal, or (B) if Membership Units of the same class as the Offered Securities are not publicly traded, the fair market value of the Offered Securities as determined in accordance with the procedures set forth below, in each case based on the per unit value of the Company as a whole as of the relevant date, without any discount for the sale of a minority interest and without considering lack of liquidity of such Offered Securities, including transfer and other restrictions on the Offered Securities:

(A) The Board shall determine the fair market value of the Offered Securities in good faith, using commercially reasonable methods and at the Company’s sole expense, provided, that if the Qualified Member is a member of or non-voting observer on the Board, he shall recuse himself from all deliberations of the Board regarding such determination, and except as otherwise provided herein shall not be entitled to receive or be provided access to any minutes or other records of the Board with respect to such determination. The Board shall communicate the per unit valuation as so determined in writing to the Qualified Member within twenty (20) Business Days of the date that his employment with the Company is terminated or the Board takes cognizance of the need to determine the Fair Market Value of the Membership Units, and, upon his request, shall provide to him appropriate supporting documentation regarding the methods, assumptions and other bases used in arriving at such valuation. If acceptable to the Qualified Member, the fair market value of the Offered Securities shall be as so determined.

(B) If the fair market value as determined under (A) is not acceptable to the Qualified Member, he shall determine the fair market value of the Offered Securities in good faith, using commercially reasonable methods and at the Qualified Member’s sole expense, and shall communicate the per unit valuation (the “Qualified Member’s Value”) as so determined in writing to the Board within twenty (20) Business Days following the Board’s communication to the Qualified Member of the per unit valuation pursuant to clause (A) above and, upon the Board’s request, shall provide to the Board appropriate supporting documentation regarding the methods, assumptions and other bases used in arriving at such valuation. If acceptable to the Board, the fair market value of the Offered Securities shall be as so determined.

(C) If the fair market value as determined under clause (B) is not acceptable to the Board, the Board and the Qualified Member shall then negotiate in good faith to agree upon the fair market value of the Offered Securities, based on the valuations under clause (A) and (B) above.

(D) If the Board and the Qualified Member shall be unable by the foregoing means to agree upon the fair market value of the Offered Securities within ten (10) Business Days after the Board has been advised of the Qualified Member’s Value, the issue shall then be submitted to binding arbitration in Las Vegas, Nevada, according to the rules and procedures of the American Arbitration Association. The Company and the Qualified Member shall each submit to the arbitrator their valuations under clause (A) and (B) above, together with all supporting documentation regarding the methods, assumptions and other bases used in arriving at such valuation. The arbitrator shall then be instructed to choose which of the two valuations more closely reflects the fair market value of the Offered Securities, and shall not have the right to choose a third valuation as the appropriate fair market value of the Offered Securities. The party whose valuation is not so chosen by the arbitrator shall pay any and all costs and expenses of the arbitration (but not the initial valuation by the other party) including without limitation reasonable attorneys’ fees and other fees incurred by the prevailing party in such arbitration.

For the purposes of this Agreement, “Fair Market Value” (when capitalized, unless the context clearly indicates otherwise) means, as to the Employee Unit Holders other than a Qualified Member, as of any given date, (A)

if Membership Units of the same class as the Offered Securities are publicly traded, the closing sale price of such units on such date (or the nearest preceding date on which the Membership Units were traded) as reported in The Wall Street Journal, or (B) if Membership Units of the same class as the Offered Securities are not publicly traded, the value of the Offered Securities as determined in good faith by the Board, based upon the per unit value of the Company as a whole, without any discount for sale of a minority interest and without considering any lack of liquidity of such Offered Securities, including transfer and other restrictions thereon.

9.4. Tag-Along Provisions.

(a) General. Subject to the Transfer Restriction Agreements, in the event that Holdings, Co-Investment Partners, Voteco or Coinvestment Voteco (in such capacity, a “ Tag-Along Offeror”) proposes to offer Restricted Securities to any Person or group of Persons other than an Affiliate (a “Third Party” and collectively, “Third Parties”), such sale or other disposition shall not be permitted unless the Tag-Along Offeror shall offer (or cause the Third Party to offer) the Qualified Members the right to elect to include, at the sole option of each Qualified Member, in the sale or other disposition to the Third Party such number of units of such class or classes of Restricted Securities that the Tag-Along Offeror proposes to offer that are owned by such Qualified Members as shall be determined in accordance with Section 9.4(a)(i) (the “Tag-Along Units”). The Tag-Along Offeror shall deliver a notice (the “Tag-Along Notice”) to the Qualified Members stating (1) the Tag-Along Offeror’s bona fide intention to offer such Tag-Along Units; (2) the number of units to be offered for sale; and (3) the price and terms, if any, upon which the Tag-Along Offeror proposes to offer such Tag-Along Units. Notwithstanding any other provision of the Agreement, Holdings, Co-Investment Partners, Voteco and Coinvestment Voteco shall be permitted to transfer Restricted Securities to each other and to any Affiliate of either of them, provided that any subsequent attempted transfer by such Affiliate of such Restricted Securities shall be subject to this Section 9.4(a).

(i) Each Qualified Member shall have the right, but not the obligation, to sell or include in the Third Party offer up to that percentage (the “Tag-Along Percentage”) of the number of Restricted Securities owned by such Qualified Unit Holder (rounded up to the nearest whole unit) equal to the ratio of (1) the number of Restricted Securities that the Tag-Along Offeror proposes to offer to the Third Party to (2) the aggregate number of units of Restricted Securities owned by the Tag-Along Offeror.

(ii) The purchase from Qualified Members pursuant to this Section 9.4(a) shall be on the same terms and conditions, including the price per unit, the form of consideration and the date of sale or other disposition, as are received by the Tag-Along Offeror.

(iii) Promptly (but in no event later than fifteen (15) Business Days) after the consummation of the sale or other disposition of units of Restricted Securities of the Tag-Along Offeror and the other Members to the Third Party pursuant to the Third Party offer, the Tag - Along Offeror shall (1) notify such Qualified Members of the completion thereof, (2) cause to be remitted to such Qualified Members the total sales price attributable to the Tag-Along Units which such Qualified Members sold or otherwise disposed of pursuant to the Third Party offer, and (3) furnish such other evidence of the completion and time of completion of such sale or other disposition and the terms thereof as may be reasonably requested by the Qualified Members.

(iv) If within fifteen (15) Business Days after the Tag-Along Notice is given, a Qualified Member has not accepted the offer to make an inclusion election, such Qualified Member will be deemed to have waived any and all of its rights with respect to the sale or other disposition of the Tag-Along Units described in the Tag-Along Notice. The Tag-Along Offeror shall have the right to sell or otherwise dispose of the Restricted Securities of the Tag-Along Offeror to the Third Party or any other Person upon terms and conditions (including the price per securities) not materially more favorable to the Tag-Along Offeror than were set forth in the Tag-Along Notice. The Tag-Along Offeror shall have such right for the 60-day period beginning on the 15th day after the Tag-Along Notice is given, or such longer period not exceeding six (6) months from the 15th day after the Tag-Along Notice is given as may be required for the Third Party to become an Approved Purchaser, so long as the Tag-Along Offeror reasonably believes that the Third Party will become, and the Third Party is exercising bona fide and good faith efforts to become, an Approved Purchaser in connection with such proposed sale or other disposition.

(v) If, at the end of such period, the Tag-Along Offeror has not completed the sale of units of Restricted Securities of the Tag-Along Offeror in accordance with the terms of the Third Party’s offer, all the restrictions on sale contained in this Agreement with respect to Restricted Securities owned by the Tag-Along Offeror shall again be in effect (unless such period is extended with the consent of each of the Qualified Members).

(b) Exception. Notwithstanding any provision herein to the contrary, Qualified Members, other than Ribis, shall have no right to sell or dispose of Tag-Along Units pursuant to Section 9.4(a) if Holdings, Co-Investment Partners, Voteco or Coinvestment Voteco or any Affiliate of either of them, individually or collectively, proposes to sell to a Third Party or Third Parties any number of Membership Units, if after such sale Holdings, Co-Investment Partners, Voteco and Coinvestment Voteco and their respective Affiliates own in the aggregate (x) if on or before an IPO, at least eighty (80) percent of the then-outstanding common equity of the Company, or (y) if after an IPO, at least fifty (50) percent of the then-outstanding common equity of the Company, or Membership Units representing in the aggregate not less than twenty (20) percent of the aggregate Membership Units held by Holdings, Co-Investment Partners, Voteco or Coinvestment Voteco as of the date hereof.

(c) Relationship to Section 9.3. Any proposed Transfer by any Qualified Member of Tag-Along Units pursuant to this Section 9.4 is exempt from Section 9.3, provided that Holdings, Co-Investment Partners, Voteco or Coinvestment Voteco shall have the right to acquire the Tag-Along Units on the same terms and at the same time as such units would otherwise be sold to the Third Party.

9.5. Company Sale.

(a) General. If Holdings, Co-Investment Partners, Voteco, Coinvestment Voteco or their respective Affiliates propose at any time to sell to any Person or group of Persons other than an Affiliate (a “Third Party” and collectively, “Third Parties”) that are Approved Purchasers, Restricted Securities representing ninety (90) percent or more of the then-outstanding common equity of the Company (a “Qualified Sale”) or propose to undertake an IPO, all Employee Unit Holders (1) will consent to and raise no objections against such Qualified Sale or IPO, (2) in any vote of holders of Membership Units required to approve such Qualified Sale, vote the Restricted Securities held by them in favor of such Qualified Sale, provided that this Section 9.5(a)(2) shall not be deemed to subject any such Qualified Sale to any such vote, (3) in such Qualified Sale, will agree to sell the Restricted Securities held by them at the price and on the terms and conditions upon which Holdings, Co-Investment Partners, Voteco, Coinvestment Voteco or their respective Affiliates propose to sell or otherwise dispose of Restricted Securities held by them and (4) if requested by Holdings, Co-Investment Partners, Voteco, Coinvestment Voteco or their respective Affiliates, will consent to and raise no objections to any recapitalization or reclassification of the equity securities of the Company, including any related amendment to the Articles of Organization of the Company, required to facilitate such Qualified Sale or IPO, provided that, as to each class of Membership Unit, all units of such class are treated identically in such recapitalization, reclassification and/or amendment. The Employee Unit Holders will take all actions in their capacity as holders of Membership Units that Voteco, Coinvestment Voteco or their respective Affiliates reasonably deem necessary or desirable in connection with the consummation of the Qualified Sale or IPO. Without limiting the generality of the foregoing, it is expressly agreed that, in respect of a Qualified Sale or IPO in accordance with this Section 9.5, no Member will assert any “dissenters” or similar statutory or legal right, or otherwise assert any challenge to, such Qualified Sale.

(b) Same Consideration to all Unit Holders. The obligations of the Employee Unit Holders with respect to a Qualified Sale are subject to the satisfaction of the condition that, upon the consummation of the Qualified Sale, all of the holders of Restricted Securities will receive the same form and amount of consideration per unit of Restricted Securities, and if any holders of Restricted Securities are given an option as to the form and amount of consideration to be received, all holders will be given the same option, it being understood that if required by applicable law, appropriate tax withholdings shall be deducted.

(c) Securities Law Compliance. If Holdings, Co-Investment Partners, Voteco and Coinvestment Voteco enter into any negotiation or transaction for which Rule 506 under the Securities Act (or any similar rule then in effect) may be available with respect to such negotiation or transaction, such Employee Units Holders as Holdings, Co-Investment Partners, Voteco or Coinvestment Voteco may request will, upon such request, appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to Holdings, Co-Investment Partners, Voteco or Coinvestment Voteco. If any Employee Unit Holder appoints a purchaser representative at the request of the Company, the Company will pay the fees of such purchaser representative.

9.6. Proportional Holding Requirement. Notwithstanding any provision herein to the contrary, in no case shall any Employee Unit Holder transfer Restricted Securities if, after giving effect to and as a result of such transfer, such person would hold a number of Class A Membership Units and Class B Membership Units other than in equal proportion to the number of Class A Membership Units and Class B Membership Units then outstanding, respectively.

9.7. Allocations between Transferor and Transferee. In the case of any Transfer, the Transferee will succeed to the Capital Account of the Transferor with respect to the Transferred Membership Units. The Net Profit and Net Loss allocable in respect of the Transferred Membership Units will be prorated between the Transferor and the Transferee on the basis of the number of days in the fiscal year that each was the holder of those Membership Units without regard to the performance of the Company’s assets during the period before and after the effective date of the Transfer, unless the Transferor and the Transferee agree to an allocation based on the performance of the Company’s assets as of the effective date of the Transfer (or any other method permissible under the Code) and agree to reimburse the Company for the cost of making and reporting any such allocation.

ARTICLE X.

REGISTRATION RIGHTS

10.1. Incidental Registration. If, after an IPO, the Company proposes to register any of its Membership Units under the Securities Act in connection with a public offering of such securities solely for cash (other than by a registration in connection with an acquisition or in a manner which would not permit registration of Restricted Securities), it will each such time give prompt written notice to all holders of Restricted Securities of such holders’ rights under this Section 10.1. Upon the written request of any such holder received by the Company within fifteen (15) days after the receipt of any such notice (which request shall specify the Restricted Securities intended to be disposed of by such holder and the intended method of disposition thereof), the Company will, subject to the terms of this Agreement, use its best efforts to effect the registration under the Securities Act of all Restricted Securities which the Company has been so requested to register by the holders thereof, to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Restricted Securities to be so registered, by inclusion of such Restricted Securities in the registration statement which covers the securities which the Company proposes to register, provided that, if at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Company shall determine for any reason either not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to each holder of Restricted Securities, and thereupon the Company (i) in the case of a determination not to register, shall be relieved of its obligation to register any Restricted Securities in connection with such registration (but not from its obligation to pay the Registration Expenses therewith) and (ii) in the case of a determination to delay registering, shall be permitted to delay registering Restricted Securities, for the same period as the delay in registering such other securities. Notwithstanding the foregoing, during the first two years following an IPO, Restricted Securities held by Ribis or an Employee Unit Holder shall not be eligible for incidental registration rights hereunder and shall not be includible in any such registration statement unless Holdings, Co-Investment Partners, Voteco, Coinvestment Voteco or their respective Affiliates are also including Restricted Securities in such registration statement. In the event that during the first two years following an IPO, Holdings, Co-Investment Partners, Voteco or Coinvestment Voteco or their respective Affiliates are including Restricted Securities in a registration statement to which incidental registration rights under this Section 10.1 otherwise apply, then Ribis and each Employee Unit Holder shall be entitled to incidental registration rights hereunder only with respect to that number of

Restricted Securities bearing the same proportion to all of his or her Restricted Securities as the Restricted Securities to be registered by Holdings, Co-Investment Partners, Voteco, Coinvestment Voteco and their respective Affiliates bears to all Restricted Securities owned by Holdings, Co-Investment Partners, Voteco, Coinvestment Voteco and their respective Affiliates in the aggregate. The Company will pay all Registration Expenses in connection with each registration of Restricted Securities requested pursuant to this Section 10.1.

10.2. Priority in Incidental Registrations. If the Company reasonably determines that the distribution of all or a specified number of such Restricted Securities concurrently with the other securities being distributed in the proposed registration would interfere with the successful marketing thereof (such determination to state the basis of such belief and the approximate number of such Restricted Securities which may be distributed without such effect), the Company may, upon written notice to all holders of such Restricted Securities, reduce pro rata the number of such Restricted Securities so that the resultant aggregate number of such Restricted Securities so included in such registration shall be equal to the number of units stated in such determination. The Company shall not enter into any agreement that would result in either: (a) the number of Restricted Securities held by Ribis and Employee Unit Holders to be included in a registration pursuant to Section 10.1 being reduced pursuant to the foregoing sentence prior to any similar reduction of Membership Units held by any other holder to be included in such registration pursuant to incidental registration rights, or (b) the reduction rate provided for in the foregoing sentence with respect to the Restricted Securities held by Ribis and Employee Unit Holders being greater than the reduction rate applicable to Membership Units of any other holder to be included in such registration pursuant to incidental registration rights.

ARTICLE XI.

DISSOLUTION

11.1. Dissolution. The Company will be dissolved and its affairs will be wound up upon the earliest to occur of the following:

(a) On the date on which a majority of the Board, including the Independent Board Member(s) shall have agreed in writing to terminate this Agreement; or

(b) The effective date of a decree of judicial dissolution under the Act.

11.2. Distributions Upon Liquidation. Upon the occurrence of any event specified in Section 11.1, the Members will take full account of the Company’s liabilities and assets, and the Company’s assets will be liquidated as promptly as is consistent with obtaining the fair value thereof; provided, that upon the occurrence of any event specified in Section 11.1 in connection with the conversion to corporate form provided for in Section 7.4 hereof, the Company’s assets will be distributed in kind in the manner set forth in the following sentence. Subject to the relevant provisions of the Act, the proceeds from the liquidation (or distribution in kind) of the Company’s assets will be applied and distributed in the following order:

(a) First, to the payment and discharge of all of the Company’s debts and liabilities (including debts and liabilities to the Members, to the extent permitted by law), and the establishment of any necessary reserves; and

(b) Second, to the Members in accordance with their positive Capital Account balances, computed, in the case of any unrecognized gain or loss inherent in the assets of the Company, after treating such unrecognized gain or loss as Net Profit or Net Loss and allocating such amounts in accordance with the provisions of Article IV hereof.

11.3. Return of Contribution Nonrecourse to Other Members. Except as provided by law, upon dissolution, each Member will look solely to the assets of the Company for the return of the Member’s Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the contribution of any Members, such Member will have no recourse against any other Member.

ARTICLE XII.

REPRESENTATIONS AND WARRANTIES

12.1. Representations and Warranties of the Members. Each Member represents and warrants to the Company and the other Members that such Member:

(a) if the Member is a corporation, partnership, limited liability company, trust, employee benefit plan, individual retirement account, Keogh plan or other entity, such Person is authorized and qualified to become a Member in the Company; and the Member and the undersigned signatory hereto further represent and warrant that such signatory has been duly authorized by the Member to execute this Agreement;

(b) has sufficient financial strength to hold its Membership Units in the Company as an investment and bear the economic risks of that investment (including possible complete loss of such investment) for an indefinite period of time;

(c) at the time he or she became a Member had a pre-existing personal or business relationship with the Company or one or more of its Members, or by reason of his, her or its business or financial experience, or by reason of the business or financial experience of his, her or its financial advisor who is unaffiliated with and who is not compensated, directly or indirectly, by the Company or any Affiliate of the Company, is capable of evaluating the risks and merits of an investment in the Company and of protecting his, her or its own interests in connection with this investment;

(d) has been represented by, or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party’s respective counsel, that each is fully aware of the contents hereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence;

(e) has not seen, received, been presented with, or been solicited by any leaflet, public promotional meeting, article or any other form of advertising or general solicitation as to the Company’s sale to such Member of his, her or its Membership Units;

(f) has acquired his, her or its Membership Units in the Company for his, her or its own account, for investment, and not with a view to or for the resale, distribution, subdivision or fractionalization thereof; and no other Person will have any direct or indirect beneficial interest in or right to such Membership Units;

(g) has no contract, undertaking, understanding, agreement, or arrangement, formal or informal, with any Person to sell, transfer, or pledge all or any portion of his, her or its Membership Units in the Company; and has no current plans to enter into any such contract, undertaking, understanding, agreement, or arrangement; and

(h) has been afforded full and complete access to the books, financial statements, records, contracts, documents and other information concerning the Company and its proposed activities, and has been afforded an opportunity to ask such questions of the Company’s agents, accountants and other representatives concerning the Company’s proposed business, operations, financial condition, assets, liabilities and other relevant matters as he has deemed necessary or desirable, and has been given all such information as has been requested, in order to evaluate the merits and risks of the investment contemplated herein.

ARTICLE XIII.

SINGLE PURPOSE ENTITY

13.1. Covenants of Members with Respect to Single Purpose Entity. The Company hereby acknowledges and agrees that, from and after the date hereof and until such time as the Debt shall be paid in full or the Property is no longer subject to the Lien securing the Debt:

(a) the Company has not owned and will not own any property or any other assets other than (A) the Property, and (B) incidental personal and intangible property relating to the ownership or operation of the Property;

(b) the Company was formed solely for the purpose of engaging in, and has not engaged and will not engage in, any business other than the ownership, management, financing and operation of the Property;

(c) the Company has not entered and will not enter into any contract or agreement with any of its Affiliates, any of its constituent parties or any Affiliate of any constituent party, except contracts or agreements that are upon terms and conditions that are substantially similar to those that would be available on an arm’s-length basis with third parties;

(d) the Company has not incurred and will not incur any indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than indebtedness or liability that: (i) is specifically permitted by the Loan Agreement, (ii) has been fully subordinated to or has achieved the same rating by a Rating Agency as the Debt, (iii) is nonrecourse to the Company or any assets thereof, and (iv) does not constitute a claim against the Company to the extent that funds are insufficient to pay such additional indebtedness or liability;

(e) except as provided in the Loan Documents, the Company has not made and will not make any loans or advances to, and it has not pledged its assets and will not pledge its assets for the benefit of, any other Person (including any Affiliate or constituent party or any Affiliate of any constituent party), and shall not acquire obligations or securities of any Affiliate or constituent party or any Affiliate of any constituent party;

(f) the Company is and will remain solvent and will pay its debts and liabilities (including employment and overhead expenses) from its assets as the same shall become due;

(g) the Company has done or caused to be done and will do all things necessary to observe applicable limited liability company laws, as the case may be, and preserve its existence and it will not, nor will it permit any constituent party to amend, modify or otherwise change its articles of organization, this Agreement or other organizational documents or those of such constituent party in a manner which would adversely affect its existence as a Single Purpose Entity;

(h) the Company will maintain books and records, financial statements and accounts separate and apart from those of any other Person and it will file its own tax returns (except to the extent consolidation is required under GAAP, permitted for tax purposes or as a matter of law, provided that any consolidated financial statements contain a note indicating that it and its Affiliates are separate legal entities and maintain records, books of account and accounts separate and apart from any other Person);

(i) the Company will be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any of its Affiliates, any of its constituent parties or any Affiliate of any constituent party), shall conduct business in its own name, shall exercise reasonable efforts to correct any known misunderstanding actually known to it regarding its separate identity, and shall maintain and utilize separate stationery, invoices and checks and it shall reasonably allocate any overhead that is shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any officer or employee of an Affiliate;

(j) the Company will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(k) neither the Company nor any constituent party will seek the Company’s dissolution or winding up, in whole or in part; and, to the extent permitted by applicable tax law, the Company shall not be dissolved and its affairs shall not be wound up solely upon the withdrawal, termination, death, retirement, adjudicated incompetence or insolvency of any Member;

(l) the Company will not commingle its funds and other assets with those of any Affiliate or constituent party or any Affiliate of any constituent party or any other Person;

(m) the Company has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any Affiliate of any constituent party or any other Person;

(n) the Company has not held and will not hold itself or its credit out to be responsible for or available to satisfy, and it has not guaranteed or otherwise become liable for, and will not guarantee or otherwise become liable for, the debts, securities or obligations of any other Person;

(o) from and after the date the Independent Board Member becomes a member of the Board pursuant to Section 7.1(c) and for as long as the Loan is outstanding, the Independent Board Member(s) will only vote on the following specific matters and such specific matters shall not be approved by the Board unless the Independent Board Member(s) has approved such action: (A) dissolve or liquidate, in whole or in part; (B) consolidate or merge with or into any other entity or convey or transfer all or substantially all of its properties and assets to any entity; (C) engage in any business other than the ownership, maintenance and operation of the Property; (D) institute any proceeding to be adjudicated as bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against it, or file a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or consent to the filing of any such petition or to the appointment of a receiver, rehabilitator, conservator, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of the Company or of any substantial part of Property, or ordering the winding up or liquidation of its affairs, or make or consent to an assignment for the benefit of creditors, or admit in writing its inability to pay its debts generally as they become due, or take any action in furtherance of any of the foregoing; (E) amend this Agreement; (F) enter into any transaction with an Affiliate not in the ordinary course of the Company’s business or that are not in compliance with the provision of Section 13.1(c) hereof; or (G) withdraw the Independent Board Member(s);

(p) except as permitted by the Loan Documents, the Company has no liabilities, contingent or otherwise, other than those normal and incidental to the ownership, operation and leasing of the Property;

(q) the Company will not permit any Affiliate or constituent party independent access to its bank accounts;

(r) the Company shall pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations;

(s) the Company shall compensate each of its consultants and agents from its funds for services provided to it and pay from its own assets all obligations of any kind incurred. Upon the withdrawal or the disassociation of the Independent Board Member from any constituent entity of the Company (or from the Company directly), the Company shall immediately appoint a new director or special member or cause such entity to appoint a new director or special member that satisfies the requirements of an Independent Board Member under this Agreement;

(t) the Company will observe all applicable limited liability company formalities in all material respects; and

(u) any action taken by Members or the Board on behalf of the Company shall take into account the interests of the Company’s creditors.

ARTICLE XIV.

COMPLIANCE WITH GAMING LAWS.

14.1. Qualifications.

(a) Members. If the Company becomes and for as long as it remains subject to regulation under any Gaming Laws, ownership of the Company shall be held subject to the applicable provisions of any applicable Gaming Laws. If a Member is found to be unsuitable by any gaming authorities, then the Member shall dispose of its Member’s interest in the Company pursuant to the applicable provisions of any gaming laws and orders or rulings of any Gaming Authorities.

(b) Managers and Officers. The election of an individual to serve as a manager, officer or any other capacity with the Company is subject to any qualifications or approvals required under any Gaming Laws. For purposes of this Agreement, an individual shall be qualified to serve as a manager, officer or any other capacity, for so long as that individual is determined to be, and continues to be, qualified and suitable by all Gaming Authorities and under all applicable Gaming Laws. In the event that individual does not continue to be qualified and suitable, that individual shall be disqualified and shall cease to be a manager, officer or in any other capacity with the Company.

ARTICLE XV.

MISCELLANEOUS PROVISIONS

15.1. Legend. The certificates representing the Restricted Securities to be held by each of the Members shall bear the following legend in addition to any other legend that may be required from time to time under applicable law or pursuant to any other contractual obligation:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, HYPOTHECATED OR OTHERWISE DISPOSED OF (A “TRANSFER”) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT DATED AS OF                                  , 2004. ANY TRANSFEREE OF THESE

SECURITIES TAKES SUBJECT TO THE TERMS OF SUCH AGREEMENT, A COPY OF WHICH IS ON FILE WITH THE COMPANY.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AS AMENDED (THE “ACT”) OR STATE SECURITIES LAWS, AND NO TRANSFER OF THESE SECURITIES MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, OR (B) PURSUANT TO AN EXEMPTION THEREFROM WITH RESPECT TO WHICH THE COMPANY MAY, UPON REQUEST, REQUIRE A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER IS EXEMPT FROM THE REQUIREMENTS OF THE ACT.

Each of the parties hereto agrees that it will not transfer any Restricted Securities without complying with each of the restrictions set forth herein and agrees that in connection with any such transfer it will, if requested by the Company, deliver at its expense to the Company an opinion of counsel, in form and substance reasonably satisfactory to the Company and counsel for the Company, that such transfer is not in violation of the securities laws of the United States of America or any state thereof or any Gaming Laws.

15.2. Appointment of an Attorney-in-Fact.

(a) Each Member, including each substituted Member, by the execution of this Agreement, irrevocably constitutes and consents to the appointment of a Person to be designated by the Board as its true and lawful attorney-in-fact (“Attorney-in-Fact”) with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to: (i) all certificates and other instruments, and any amendment thereof, that the Board deems appropriate in order to form, qualify, or continue the Company as a limited liability company in the jurisdiction in which the Company may conduct business or in which such formation, qualification or continuation is, in the discretion of the Board, necessary to protect the limited liability of the Member; (ii) all amendments to this Agreement and the Articles adopted in accordance with the terms hereof and all instruments which the Board deems appropriate to reflect a change or modification of the Company in accordance with the terms of this Agreement; (iii) all conveyances and other instruments which the Board deems appropriate to reflect the dissolution and termination of the Company; and (iv) as to each Member, any and all documents necessary to convey such Member’s Membership Units in the Company to any Transferee thereof and thereby to withdraw such Member from the Company and admit any substitute Member to the Company.

(b) The appointment by all Members of the Attorney-in-Fact will be deemed to create a power coupled with an interest, in recognition of the fact that the Members under this Agreement will be relying upon the power of the Attorney-in-Fact to act as contemplated by this

Agreement in any filing and other action by it on behalf of the Company, and will survive any event of bankruptcy, death, adjudication of incompetence or dissolution of any Person giving such power, and the Transfer of all or any part of the Membership Units of such Person; provided, however, that in the event of a Transfer, the foregoing power of attorney will survive such Transfer only until such time as the Transferee will have been admitted to the Company as a substituted Member and all required documents and instruments will have been duly executed, filed and recorded to effect such substitution.

15.3. Counterparts. This Agreement may be executed in several counterparts (including by facsimile), and as executed will constitute one agreement, binding on all of the parties hereto.

15.4. Successors and Assigns. Except as otherwise provided herein, the terms and provisions of this Agreement will be binding upon and will inure to the benefit of the successors and permitted assigns of the parties hereto.

15.5. No Third Party Beneficiaries. Except as expressly provided herein, this Agreement is entered into for the sole and exclusive benefit of the parties hereto and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any Person not a party hereto.

15.6. Severability. If any covenant, condition, term or provision of this Agreement or if the application of such provision to any Person or circumstance is judicially determined to be invalid or unenforceable, then the remainder of this Agreement, or the application of such covenants, condition, term or provision to Persons or circumstances other than those to which it is held invalid or unenforceable, will not be affected thereby, and each covenant, term, condition and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

15.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and shall supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this agreement and are not intended to confer upon any Person other than the parties any rights or remedies hereunder.

15.8. Governing Law. This Agreement will be governed by and interpreted under the laws of the State of Nevada applicable to contracts entered into and performed entirely within the State of Nevada.

15.9. Attorneys’ Fees. In the event that any dispute between the Company and the Members or among the Members should result in litigation or arbitration, the prevailing party in such dispute will be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including, without limitation, reasonable attorneys’ fees and expenses.

15.10. Cross-References. All cross-references in this Agreement, unless specifically directed to another agreement or document or statute, refer to provisions within this Agreement.

15.11. Interpretation. When a reference is made in this Agreement to an Article, Section or Schedule or Exhibit, such reference shall be to an Article or Section of or a Schedule to or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Transfer Restriction Agreements and the transactions contemplated by it are transactions contemplated by this Agreement. To the extent any restriction on the activities of the Company or its Subsidiaries under the terms of this Agreement requires prior approval under any Gaming Law, such restriction shall be of no force or effect unless and until such approval is obtained. If any provision of this Agreement is illegal or unenforceable under any Gaming Law, such provision shall be void and of no force or effect.

15.12. Covenant to Sign Documents. Each Member will execute, with acknowledgment or affidavit if required, all documents and writings reasonably necessary or appropriate in the creation of the Company and the achievement of its purpose, including any certification of non-foreign status for purposes of § 1446 of the Code.

15.13. Cumulative Remedies. The remedies of the Members under this Agreement are cumulative and will not exclude any other remedies to which any Member may be lawfully entitled.

15.14. No Waiver. A Member’s failure to insist on the strict performance of any covenant or duty required by this Agreement, or to pursue any remedy under this Agreement, will not constitute a waiver of the breach or the remedy.

15.15. No Partnership Intended for Non-Tax Purposes. The Members have formed the Company under the Act, and expressly do not intend hereby to form a general or limited partnership under any applicable law. The Members do not intend to be partners one to another, or partners as to any third party. To the extent any Member, by word or action, represents to another Person that any other Member is a partner or that the Company is a partnership, the

Member making such wrongful representation will be liable to any other Member who incurs personal liability by reason of such wrongful representation. The foregoing shall not apply to the determination of the Company’s status as a partnership for purposes of the Code.

15.16. Accounting Principles. Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, this shall be done in accordance with U.S. generally accepted accounting principles at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

15.17. Representation by Counsel. The parties to this Agreement participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, then this Agreement will be construed as if drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

15.18. Voting. Ribis, Voteco and Coinvestment Voteco agree that, unless Ribis’ services pursuant to the [Ribis’ Employment Agreement] have been terminated by the Company or Ribis, for any or no reason, (i) Voteco and Coinvestment Voteco shall vote all Membership Units of the Company held by them which have voting rights to nominate, second and elect Ribis to the Board; and (ii) Voteco and Coinvestment Voteco shall cause their representatives on the Board to take, and Ribis shall take, all action necessary to cause Ribis and the Board representatives of Voteco and Coinvestment Voteco to be elected or appointed to the Board.

[THE BALANCE OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Limited Liability Company Agreement of Colony Resorts LVH Acquisitions, LLC, is executed as of the date set forth above.

COLONY RESORTS LVH ACQUISITIONS, LLC, a Nevada limited liability company

By:
Name:
Title:

COLONY RESORTS LVH VOTECO, LLC, a Delaware limited liability company

By:
	Name:	Thomas J. Barrack, Jr.
	Title:	Sole Member

COLONY RESORTS LVH COINVESTMENT VOTECO, LLC, a Delaware limited liability company

By:
	Name:	Nicholas L. Ribis
	Title:	Member

COLONY RESORTS LVH CO-INVESTMENT, PARTNERS, L.P. a Delaware limited partnership

By: Colony Resorts LVH Co-Investment Genpar, LLC, its General Partner

By:
	Name:	Thomas J. Barrack, Jr.
	Title:	Sole Member

[Signature Page to Limited Liability Company Agreement]

COLONY RESORTS LVH HOLDINGS, LLC, a Delaware limited liability company

	By:	Colony Investors VI, L.P., its sole member

	By:	Colony Capital VI, L.P., its general partner

	By:	ColonyGP VI, LLC, its general partner

By:
	Name:	Thomas J. Barrack, Jr.
	Title:	Sole Member

Nicholas L. Ribis

[Signature Page to Limited Liability Company Agreement]

SCHEDULE A

MEMBERSHIP UNITS, CAPITAL CONTRIBUTION AND INITIAL CAPITAL ACCOUNT

FOR THE CLASS A MEMBERS AND CLASS B MEMBERS

CLASS A MEMBERSHIP UNITS
Class A Member and Address	Class A Membership Units	Capital Contribution	Initial Capital Account
Voteco		$	$

Co-Investment Voteco		$	$

Nicholas Ribis		$	$

Total		$	$

CLASS B MEMBERSHIP UNITS
Class B Member and Address	Class B Membership Units	Capital Contribution	Initial Capital Account
Holdings		$	$

Co-Investment Partners		$	$

Nicholas Ribis		$	$

Total		$	$

SCHEDULE B

LIST OF EMPLOYEE UNIT HOLDERS

Kenneth Ciancimino

Rodolfo Prieto

Robert Schaffhauser